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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement              [ ]    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                                                     (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           ACME ELECTRIC CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
       Common stock, par value $1.00 per share
         Options to Acquire Common Stock, par value $1.00 per share

     (2) Aggregate number of securities to which transaction applies:
         5,078,627 shares of Common Stock; 275,275 options to acquire Common
         Stock

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $9.00 in cash for each outstanding share of Common Stock; $9.00 in cash for each outstanding share subject to an option to acquire Common Stock (less the exercise price thereof)

     (4) Proposed maximum aggregate value of transaction: $46,973,727

     (5) Total fee paid: $9,934.75

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                           ACME ELECTRIC CORPORATION
                                400 QUAKER ROAD
                          EAST AURORA, NEW YORK 14052
                                 (716) 655-3800

                                                                          , 2000

Dear Shareholder:

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     You are cordially invited to attend a special meeting of shareholders of Acme Electric Corporation to be held at the offices of Hodgson, Russ, Andrews, Woods & Goodyear LLP, One M&T Plaza, 20th Floor, Buffalo, New York 14203 on
            , 2000 at 10:00 a.m., local time.

     At the special meeting we will ask you to vote on the merger of Acme with a subsidiary of Key Components, LLC. Following the merger, Acme will be the surviving corporation and a wholly-owned subsidiary of Key Components. In the merger, you will be entitled to receive $9.00 in cash, without interest, for each share of Acme common stock that you own. In addition, because this is a cash-out merger, when the merger is complete you will no longer own shares of Acme common stock and you will not acquire any shares of Key Components.

     Your board of directors has formed a special committee of independent directors to evaluate and act on the merger. The special committee is composed of Robert Batting, Robert Brady, Randall Clark and Terry Manon, who are currently all of the independent directors of the board.

     Acting through the special committee, your board of directors has unanimously approved the merger agreement. In reaching its decision, the special committee considered, among other things, the written opinion of Ernst & Young LLP, the special committee's financial advisor, that as of June 21, 2000, the $9.00 per share cash consideration to be received by you in the proposed merger is fair to you from a financial point of view. The $9.00 per share price represents a 29% premium over $7.00 per share, being the highest closing sale price per share in the 52-week period prior to April 26, 2000, the date the previously proposed merger with Strategic Investments and Holdings, Inc. was announced. A copy of the merger agreement is included as Appendix A and a copy of Ernst & Young's fairness opinion is included as Appendix B to this proxy statement.

     The special committee believes that the terms and provisions of the merger agreement and the proposed merger are fair to you and in your best interests. THEREFORE, THE BOARD OF DIRECTORS, ACTING THROUGH THE SPECIAL COMMITTEE, RECOMMENDS THAT YOU VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. The accompanying proxy statement provides detailed information about the proposed merger. We encourage you to read the entire proxy statement, including the appendices, carefully.

     The merger cannot be completed unless at least two-thirds of the outstanding shares of Acme entitled to vote at the special meeting vote to approve it. We have scheduled the special meeting for you to vote on this matter. YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the merger. If you fail to return your proxy card, you will not be counted as present or voting at the meeting unless you appear in person.

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

     The enclosed proxy statement provides you with detailed information about the proposed merger and provides specific information about the special meeting. If you attend the special meeting, you may revoke your proxy if you wish and vote personally.

                                          Sincerely,

                                          ROBERT J. MCKENNA
                                          Chairman of the Board, President
                                          and Chief Executive Officer

     The date of this proxy statement is             , 2000 and it is first
being mailed to shareholders on or about             , 2000.

                           ACME ELECTRIC CORPORATION
                                400 QUAKER ROAD
                          EAST AURORA, NEW YORK 14052
                                 (716) 655-3800

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2000

     Acme Electric Corporation will hold a special meeting of its shareholders
on             , 2000 at 10:00 a.m., local time, at the offices of Hodgson,
Russ, Andrews, Woods & Goodyear LLP, 20th Floor, One M&T Plaza, Buffalo, New York 14203 for the following purposes:

     - To approve and adopt the Agreement and Plan of Merger, dated as of May 26, 2000, by and among Acme, Key Components, LLC and KCI Merger Corp., a wholly-owned subsidiary of Key Components. In the merger, KCI will merge with and into Acme, with Acme surviving as a wholly-owned subsidiary of Key Components. Each share of Acme outstanding will be converted into the right to receive $9.00 in cash.

     - To consider and act on other matters that may properly come before the meeting or any adjournment or postponement thereof.

     YOUR BOARD OF DIRECTORS, ACTING THROUGH A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     The accompanying proxy statement describes the merger agreement and the transactions contemplated thereby in greater detail and is attached to this proxy statement as Appendix A.

     Under New York law, you may be eligible to exercise appraisal or dissenters' rights in connection with the merger. For a discussion of these rights, and the manner in which they may be exercised, see the section entitled "Dissenter's Rights of Appraisal" in the accompanying proxy statement. The applicable provisions of New York law have been attached to the proxy statement as Appendix C.

     Acme has fixed the close of business on             , 2000, as the record
date for determination of the shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the special meeting will be available and open to the examination of any shareholder at the special meeting.

                                          By Order of the Board of Directors,

                                          ROBERT J. MCKENNA
                                          Chairman of the Board, President
                                          and Chief Executive Officer

Buffalo, New York
            , 2000

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. SENDING A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this proxy statement and may not contain all information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement and the documents to which it refers. The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the merger agreement. It is the legal document that governs the merger.

                              THE SPECIAL MEETING

DATE, PLACE AND TIME..........   The special meeting will be held at 10:00 a.m.,
                                 local time, on             , 2000 at the
                                 offices of Hodgson, Russ, Andrews, Woods &
                                 Goodyear, LLP, One M&T Plaza, Suite 2000,
                                 Buffalo, New York 14203.

PURPOSE OF THE SPECIAL
  MEETING.....................   At the special meeting, you will be asked to
                                 approve the Agreement and Plan of Merger, dated as of May 26, 2000, among Acme, Key Components and KCI Merger Corp., a wholly-owned subsidiary of Key Components. If the merger is completed, Acme will become a wholly-owned subsidiary of Key Components and you will be entitled to receive $9.00 in cash for each share of Acme common stock that you own. Please read
                                 "Information Concerning the Special Meeting" at page 9.

RECORD DATE...................   The Board of Directors has fixed the close of
                                 business on             , 2000, as the record
                                 date for determination of the Acme's
                                 shareholders entitled to notice of and to vote at the special meeting.

QUORUM, ABSTENTIONS AND BROKER
  NON-VOTES...................   The required quorum for the special meeting is
                                 a majority of votes eligible to vote as of the record date. Both abstentions and broker non-votes will be included in determining the number of votes present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum. THE
                                 ACTIONS PROPOSED IN THIS PROXY STATEMENT ARE
                                 NOT MATTERS THAT CAN BE VOTED ON BY BROKERS
                                 HOLDING YOUR SHARES WITHOUT YOUR SPECIFIC
                                 INSTRUCTIONS.

VOTE REQUIRED TO APPROVE THE
  MERGER AGREEMENT............   Not less than two-thirds of the outstanding
                                 shares of Acme's common stock must approve the merger agreement. You are entitled to one vote for each share of Acme common stock that you owned on the record date. Because approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Acme's common stock, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval of the merger agreement. ACCORDINGLY, YOU ARE URGED TO RETURN
                                 THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR
                                 VOTE.

REVOCATION OF PROXIES.........   You may change your vote at any time before it
                                 is voted by:

                                 - delivering a written notice of revocation of
                                   proxy prior to the special meeting to John B. Drenning, Secretary, Acme Electric Corporation, 400 Quaker Road, East Aurora, New York 14052;

                                 - delivering to Acme a new proxy bearing a
                                   later date prior to the special meeting; or

                                 - attending the special meeting and voting in
                                   person.

                                 If you own your shares of Acme common stock in "street name," you should follow your broker's instructions concerning how to change your vote.

                                 You should not send any share certificates with your proxy. A transmittal form with instructions for the surrender of share certificates representing your common stock will be mailed to you as soon as practicable after completion of the merger. Please read "Information Concerning the Special Meeting" at page 9.

                                  THE PARTIES

ACME..........................   Acme Electric Corporation, a New York
                                 corporation, is a leader in the design and manufacture of power conversion equipment for electronic and electrical systems for industrial, commercial, residential, and military/aerospace applications. Corporate headquarters are in East Aurora, New York, with operations in Cuba, New York, Lumberton, North
                                 Carolina, Tempe, Arizona, and Monterrey,
                                 Mexico.

KEY COMPONENTS................   Key Components, LLC., a Delaware limited
                                 liability company, is a leading manufacturer of custom engineered essential componentry for application in a diverse array of end market niches. Key Components operates in two business segments, mechanical engineered components and electrical components. The mechanical engineered components products consist primarily of medium security lock products and accessories, flexible shaft and remote valve control components, and turbocharger actuators and related accessories. Key Components' electrical components products include specialty electric components including, but not limited to, weather- and corrosion-resistant wiring devices and battery chargers, and high-voltage utility switches.

KCI MERGER CORP...............   KCI Merger Corp., a New York corporation, and a
                                 wholly-owned subsidiary of Key Components, was organized to merge with and into Acme and has not conducted any unrelated activities since its organization.

                                 Please read "Parties to the Merger" at page 11.

                      THE MERGER AND RELATED TRANSACTIONS

OVERVIEW......................   Pursuant to the merger agreement and assuming
                                 all of the conditions to the merger are
                                 satisfied or waived, KCI Merger Corp. will be merged with and into Acme, with Acme surviving.
                                 As a result of the merger, Acme will become a wholly-owned subsidiary of Key Components and each then outstanding share of Acme common stock, other than shares held by shareholders who perfect their dissenters' rights and shares held in Acme's treasury, will, by virtue of the merger, be converted automatically into the right to receive $9.00 in cash.

                                 After the consummation of the merger:

                                 - you will have no continuing equity interest
                                   in, and will not share in future earnings, dividends or growth, if any, of Acme;

                                 - Acme will no longer be a public company; and

                                 - Acme's common stock will no longer be traded
                                   on the Nasdaq National Market.

                                 We urge you to read the merger agreement, which is attached as Appendix A to this proxy statement, carefully and in its entirety.

RECOMMENDATION OF THE BOARD OF
  DIRECTORS...................   After an evaluation of business, financial and
                                 market factors and consultation with its legal advisors, at a meeting held on May 25, 2000, the board of directors, acting through a special committee of four independent directors, determined that the merger was fair to and in the best interests of Acme and its shareholders, unanimously approved and adopted the merger agreement and the transactions contemplated thereby and voted to recommend that Acme's shareholders approve and adopt the merger agreement, subject only to receipt of a fairness opinion of its financial advisor.
                                 Please read "The Merger -- Reasons for the
                                 Merger; Recommendation of the Board of
                                 Directors" at page 14.

OPINION OF FINANCIAL
ADVISOR.......................   On June 21, 2000, Ernst & Young LLP delivered
                                 its written opinion to the Board of Directors that, as of such date, the $9.00 per share in cash to be received by holders of shares in the merger is fair from a financial point of view to such holders.

                                 THE FULL TEXT OF THE WRITTEN OPINION OF ERNST & YOUNG LLP DATED JUNE 21, 2000, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. THE OPINION OF ERNST & YOUNG LLP DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW YOU SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. YOU SHOULD READ THE OPINION IN ITS ENTIRETY. Please read "The Merger -- Opinion of Financial Advisor" at page 16.

DISSENTERS' RIGHTS............   Under New York law, shareholders who do not
                                 vote in favor of the merger agreement will be entitled to exercise dissenters' rights in connection with the merger. Shareholders desiring to exercise such dissenters' rights will have the rights and duties and must follow the procedures set forth in Section 623 of New
                                 York Business Corporation Law, the full text of which is attached to this proxy statement as Appendix C. Shareholders who wish to exercise dissenters' rights must carefully follow the procedures described therein and are urged to read Appendix C in its entirety. Please read
                                 "The Merger -- Dissenters' Rights of Appraisal" at page 23.

EFFECTIVE TIME................   The merger will become effective as of the date
                                 and time that the Certificate of Merger is filed with the Secretary of State of the State of New York, which is expected to occur as soon as practicable after the special meeting.

SURRENDER OF CERTIFICATES.....   Pursuant to the merger agreement, Key
                                 Components will deposit with a bank or trust company of its choice an amount of cash necessary to pay the aggregate consideration payable to Acme's shareholders in the merger.
                                 Promptly after the effective time of the merger, each shareholder of record will be mailed a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering certificates representing Acme common stock. SHARE
                                 CERTIFICATES SHOULD NOT BE FORWARDED UNTIL
                                 RECEIPT OF THE LETTER OF TRANSMITTAL. Upon the surrender of a share certificate, you will receive a check representing an amount of cash equal to $9.00 per share of Acme common stock formerly represented by the share certificates surrendered. Please read "The Merger
                                 Agreement -- Exchange of Acme Stock
                                 Certificates" at page 31.

CONDITIONS TO THE MERGER......   Acme's and Key Components' obligations to
                                 consummate the merger are subject to several conditions including:

                                 - approval of the merger agreement by the
                                   holders of not less than two-thirds of the shares outstanding and entitled to vote on the merger;

                                 - no order, statute, rule, regulation, stay,
                                   decree, judgment or injunction having been promulgated, entered, issued, enacted or enforced by any court or governmental authority that would prohibit or restrict the consummation of the merger;

                                 - the waiting period required under the
                                   Hart-Scott-Rodino Antitrust Improvements Act having expired or been terminated; and

                                 - Acme, with respect to Key Components'
                                   obligation, and Key Components, with respect to Acme's obligation, having performed and complied in all material respects with the covenants set forth in the merger agreement to be performed or complied with prior to the merger, and the representation and warranties of Acme, on the one hand, and Key Components, on the other, set forth in the merger agreement being true when made and as of the effective time of the merger.

                                 Key Components' obligation to consummate the merger is subject to several additional conditions including:

                                 - there having been no material adverse change
                                   in the business, operations, condition
                                   (financial or otherwise) or results of
                                   operations of Acme;

                                 - there having been received notices of
                                   election to dissent to the merger from
                                   shareholders who, in the aggregate, own no more than 10% of the outstanding shares of Acme;

                                 - Key Components having obtained funding from
                                   financing sources permitting it to pay for the Acme shares and meet its obligations under the merger agreement;

                                 - Key Components having received environmental
                                   reports on Acme's properties reasonably
                                   satisfactory to it and such environmental reports not recommending further investigation or remediation costing more than $250,000; and

                                 - Acme having terminated its existing "poison
                                   pill" shareholder rights agreement.

                                 Please read "The Merger Agreement -- Conditions to the Merger" at page 26.

TERMINATION AND AMENDMENT OF
THE MERGER AGREEMENT..........   The merger agreement may be terminated at any
                                 time prior to the effective time of the merger by, among other things, the mutual agreement of the parties or, after the occurrence of certain events or actions, by one of the parties acting independently. The merger agreement may be amended by the parties at any time, but after the merger agreement has been approved by the shareholders, no amendment may be made which by law requires further approval of the shareholders without obtaining such approval.
                                 Please read "The Merger
                                 Agreement -- Termination of the Merger
                                 Agreement" at page 27.

FEDERAL INCOME TAX
CONSEQUENCES..................   The exchange of shares by an Acme shareholder
                                 for the merger consideration will be a taxable transaction under the Internal Revenue Code of 1986, as amended. BECAUSE OF THE COMPLEXITIES
                                 OF THE TAX LAWS, YOU ARE ADVISED TO CONSULT
                                 YOUR OWN TAX ADVISORS CONCERNING THE APPLICABLE
                                 FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX
                                 CONSEQUENCES RESULTING FROM THE MERGER. Please read "The Merger -- Material U.S. Federal
                                 Income Tax Consequences of the Merger" at page
                                 21.

TERMINATION FEES..............   The merger agreement provides that in certain
                                 circumstances Acme must pay a $2.5 million termination fee to Key Components. These circumstances are where:

                                 - Acme terminates the merger agreement to
                                   accept a more favorable acquisition proposal from a third party; or

                                 - Key Components terminates the merger
                                   agreement following Acme's board's withdrawal or modification of its approval or recommendation of the merger or recommendation of a more favorable acquisition proposal of a third party.

                                 In addition, if Acme terminates the merger agreement for the reason set forth above or if Key Components terminates the merger agreement because Acme breaches its representations and warranties or fails to perform its agreements and obligations in the merger agreement or because the merger agreement is not approved by the shareholders, or notices of election to dissent to the merger are received from holders of more than 10% of the shares of Acme, then Acme will reimburse Key Components for all out of pocket fees and expenses arising in connection with the merger.

                                 The merger agreement also provides that in certain circumstances Key Components must pay a $2.5 million termination fee to Acme. These circumstances are where Acme terminates the merger agreement because:

                                 - A court or other governmental body enters a
                                   nonappealable order restraining or
                                   prohibiting the merger and such order or ruling results from Key Components being a party to the merger agreement;

                                 - The merger is not completed by October 2,
                                   2000 by reason of (a) the Hart-Scott-Rodino
                                   Anti-trust Improvements Act waiting
period not having expired or been terminated, (b) Key Components' financing not having been obtained.

                                 - Key Components or KCI has not performed in
                                   all material respects the agreements and obligations contained in the merger agreement required to be performed and complied with by each of them at or prior to the effective time of the merger, or the representations and warranties of Key Components or KCI contained in the merger agreement not being true when made or as of the effective time of the merger.

                                 In addition, if Acme terminates the merger agreement for the reasons set forth above, Key Components will reimburse Acme for all out of pocket fees and expenses arising in connection with the merger and the previously announced transaction with Strategic Investments & Holdings, Inc.

                                 Please see "The Merger -- Termination Fees" at page 28.

REGULATORY AND OTHER
APPROVALS.....................   There are no U.S. federal or state regulatory
                                 requirements to be complied with in order to consummate the merger other than:

                                 - the filing of certificate of merger with the
                                   Secretary of State of the State of New York;
                                   and

                                 - the expiration or termination of the waiting
                                   period under Hart-Scott-Rodino Antitrust
                                   Improvements Act.

MERGER FINANCING..............   The merger will be financed with borrowings by
                                 Key Components. Key Components has delivered to
                                 Acme a commitment letter from First Union
                                 National Bank, First Union Securities, Inc.,
                                 Societe Generale and SG Cowen Securities
                                 Corporation, as agents for a syndicate of financial institutions, which provides for $140 million in senior secured credit facilities to
                                 (a) finance the merger, (b) consummate a refinancing of all outstanding indebtedness under Key Components' existing senior secured credit facility and certain indebtedness of Acme, (c) pay fees and expenses and (d) provide funds for working capital and general corporate purposes following the merger.

                                 Please read "The Merger -- Merger Financing" at page 22.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................    2
  The Special Meeting.......................................    2
  The Parties...............................................    3
  The Merger and Related Transactions.......................    3
INFORMATION CONCERNING THE SPECIAL MEETING..................    9
THE PARTIES.................................................   11
THE MERGER..................................................   12
  Introduction..............................................
  Background of Merger......................................   12
  Reasons for the Merger; Recommendation of Board of
     Directors..............................................   14
  Opinion of Financial Advisor..............................   16
  Interests of Certain Persons in the Merger................   20
  Material U.S. Federal Income Tax Consequences of the
     Merger.................................................   21
  Regulatory Approvals......................................   22
  Merger Financing..........................................   22
  Dissenters' Rights of Appraisal...........................   22
  Public Trading Markets....................................   24
  Shareholder Lawsuits Challenging Strategic Transaction....   24
THE MERGER AGREEMENT........................................   25
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   32
SHAREHOLDER PROPOSALS.......................................   32
OTHER BUSINESS..............................................   32
WHERE YOU CAN FIND MORE INFORMATION.........................   32
Appendix A -- Agreement and Plan of Merger..................  A-1
Appendix B -- Opinion of Ernst & Young LLP..................  B-1
Appendix C -- New York Appraisal Rights Statute.............  C-1

                   INFORMATION CONCERNING THE SPECIAL MEETING

DATE, TIME AND PLACE

     The enclosed proxy is solicited by and behalf of the board of directors of Acme for use at the special meeting of shareholders of Acme scheduled for
            , 2000 at 10:00 a.m., local time, at the offices of Hodgson, Russ, Andrews, Woods & Goodyear, LLP, 20th floor, One M&T Plaza, Buffalo, New York.

     This proxy statement was first mailed to shareholders on or about
            , 2000.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting the Acme shareholders will consider and vote on:

     - the approval and adoption of the Agreement and Plan of Merger dated as of May 26, 2000, by and between Acme, Key Components and KCI Merger Corp.; and

     - any other matters that may properly come before the meeting or any adjournment or postponement thereof.

     The board, acting through a special committee of independent directors, has unanimously approved and adopted the merger agreement and recommends that you vote "FOR" approval and adoption of the merger agreement.

RECORD DATE; OUTSTANDING SHARES AND VOTING

     The Acme board has fixed the close of business on             , 2000, as
the record date for purposes of determining the shareholders entitled to receive notice of and to vote at the special meeting. Only those Acme shareholders as of the record date are entitled to notice of and to vote at the special meeting. As of the close of business on the record date, there were 5,077,587 shares of Acme common stock issued and outstanding and entitled to vote at the special meeting. Acme shareholders as of the record date are entitled to cast one vote on any matter that may properly come before the special meeting.

VOTE REQUIRED

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Acme common stock is necessary to constitute a quorum for the transaction of the business at the special meeting. Shareholders attending the special meeting may revoke their proxies and vote personally. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of Acme is required to approve and adopt the merger agreement.

     At the special meeting, abstentions and votes withheld will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter (a "broker non-vote"), those shares will be considered as present and entitled to vote with respect to that matter for the purposes of establishing a quorum. Because the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote at the special meeting is required to approve and adopt the merger agreement, abstentions, votes withheld and broker non-votes will have the effect of votes against approval of the merger agreement.

SHARE OWNERSHIP OF MANAGEMENT

     As of the record date, the directors and executive officers of Acme as a group beneficially owned less than 1% of the outstanding shares of common stock entitled to vote at the special meeting.

SOLICITATION AND VOTING OF PROXIES

     Shares of Acme common stock represented by duly executed proxies in the enclosed form received prior to the special meeting and not revoked will be voted at the meeting or at any adjournments or postponements thereof in accordance with the instructions specified on the proxy. If no instructions are specified, it is the intention of such duly elected proxies to vote FOR approval and adoption of the merger agreement.

     The Acme board is not aware of any other matters which may be presented for consideration and a vote at the special meeting. If other matters do properly come before the special meeting, it is intended that shares of Acme common stock represented by duly executed proxies in the enclosed form will be voted by the persons named in the proxy in accordance with their best judgment.

     Acme will pay all of the expenses of soliciting proxies for the special meeting, including the cost of preparing, printing, assembling and mailing this proxy statement and the enclosed form of proxy. In addition to the solicitation of proxies by mail, certain officers and regular employees of Acme, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Acme also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy statement to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing. In addition, Georgeson & Company, Inc. has been retained by Acme to assist in the solicitation of proxies. Georgeson will receive reasonable and customary compensation for its services (estimated at $10,000), will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

REVOCATION OF PROXIES

     A proxy that has been given according to the requirements set forth above may be revoked by the person executing it at any time before the authority granted by it is exercised or voted. Proxies may be revoked by:

     - giving written notice to the Secretary of Acme stating that you would like to revoke your proxy;

     - delivering a new executed proxy bearing a later date according to the solicitation requirements set forth above; or

     - attending the special meeting and voting in person, although attendance at the meeting will not in and of itself constitute a revocation of a proxy.

     All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Acme as follows: John B. Drenning, Secretary, Acme Electric Corporation, 400 Quaker Road, East Aurora, New York 14052. Attendance at the special meeting will not have the effect of revoking a proxy unless the Acme shareholder in attendance notifies the secretary of the meeting in writing of the revocation before the proxy vote is taken.

                                  THE PARTIES

ACME

     Acme designs, manufacturers and markets power conversion equipment for electronic and electrical systems. Acme principally sells its equipment in markets that encompass the computer, test equipment, information systems, military, aerospace and telecommunications and a variety of industrial, commercial and residential fields for applications that require conversion of electrical energy from one usable state to another. Acme has operations in Cuba, New York, Lumberton, North Carolina, Tempe, Arizona and Monterrey, Mexico. Acme's headquarters are located at 400 Quaker Road, East Aurora, New York 14052, and its telephone number is (716) 655-3800.

KEY COMPONENTS, LLC

     Key Components is a Delaware limited liability company and is a holding company for several wholly owned subsidiaries. Key Components, Inc., a New York corporation, holds directly and indirectly all of the member interest in Key Components, has no operations and has no material assets other than its interest in Key Components.

     Key Components is a leading manufacturer of custom engineered essential componentry for application in a diverse array of end market niches. Key Components targets original equipment manufacturer markets where it believes its value-added engineering and manufacturing capabilities, along with its timely delivery, reliability and customer service, enable it to differentiate itself from its competitors and enhance profitability. Key Components conducts its operations through its two business segments, mechanical engineered components and electrical components. The mechanical engineered components products consist primarily of medium security lock products and accessories, flexible shaft and remote valve control components and turbo-charger actuators and are manufactured by its subsidiaries Hudson Lock, LLC, ESP Lock Products, LLC, B.W. Elliott Manufacturing Co., LLC and Gits Manufacturing, LLC. The electrical components products include specialty electrical components including, but not limited to, weather- and corrosion-resistant wiring devices and battery chargers and high-voltage utility switches and are manufactured by its subsidiaries Marine Industries, LLC, Atlantic Guest, Inc. and Turner Electric, LLC.

     Key Components maintains its principal office at 200 White Plains Road, Tarrytown, New York 10591. Key Components' telephone number is (914) 332-8088.

KCI MERGER CORP.

     KCI Merger Corp., a New York corporation and a wholly-owned subsidiary of Key Components, was formed solely for the purpose of effecting the merger and has undertaken no activities except in connection with the merger.

                                   THE MERGER

     This section of the proxy statement describes aspects of the proposed merger we consider important, including the merger agreement which is attached as Appendix A and is incorporated into this proxy statement by reference. While we believe that the description covers the material terms of the merger, the summary may not contain all of the information that is important to you. You should read this entire proxy statement and the other documents we refer to carefully and in their entirety for a complete understanding of the merger.

BACKGROUND OF THE MERGER

     Acme has on several occasions since 1992 attempted unsuccessfully to sell one or more of its operating divisions. These efforts were led by Acme management and on occasion by third party financial advisors. In mid-1999, primarily in response to concerns regarding Acme's stock price, which had traded in the range of $4.00 to $7.00 per share for the preceding 18 months despite significant improvements in Acme's operating results, the board authorized management to solicit potential strategic buyers for all of Acme. Although management made contact with several potential buyers, no party evidenced an interest in acquiring Acme and no specific terms were discussed. In the fall of 1999, the board authorized management to investigate a potential sale of Acme to financial buyers, including a potential "going private" transaction where management would participate with the buying group. Robert McKenna, Acme's Chief Executive Officer and President, made contact with several potential financial buyers throughout the remainder of 1999, none of whom indicated interest in an acquisition of Acme.

     In January 2000, Mr. McKenna met with William Joyce of Strategic Investments and Holdings, Inc., a private equity buyout firm with offices in Buffalo, New York, to discuss a potential acquisition of Acme. No specific terms were discussed and Mr. McKenna agreed to provide Strategic with certain publicly available information regarding Acme.

     On January 31, 2000, Strategic entered into a confidentiality agreement with Acme and Acme provided Strategic with certain non-public information, including Acme's fiscal 2000 operating plan.

     On February 17, 2000, at a special meeting of the Acme board, principals of Strategic presented a proposal to acquire Acme in a cash merger at $7.25 per share plus assumption of all debt, an approximate 15% premium to the then current stock price. The proposal included the participation of Mr. McKenna in the buying group. Following the presentation by Strategic, the board appointed a special committee consisting of the four outside directors, Robert Brady, Randall Clark, Robert Batting and Terry Manon, to act for the board in connection with the Strategic offer. The board also authorized the special committee to engage a financial advisor and legal counsel.

     On March 8, 2000, the special committee determined to retain Winthrop, Stimson, Putnam & Roberts as its legal counsel, and, pursuant to a request of Strategic, determined to provide additional due diligence information to Strategic. At a meeting of the entire board held on March 8, the board received a presentation from representatives of DT Magnetics, a division of Dover Technologies Company, with respect to a potential acquisition of Acme. The Dover representatives provided background information regarding Dover and its business and submitted a letter dated March 6, 2000 expressing an interest in making an offer for the purchase of all of the outstanding shares of Acme stock at a price within the range of $7.30 to $8.00 per share. The board determined to submit further consideration of the Dover proposal to the special committee, which authorized making due diligence materials available to Dover.

     On March 14 and 15, 2000, representatives of Strategic visited Acme's East Aurora, New York headquarters and its electronics division in Cuba, New York. On March 16 and 17, 2000, representatives of Dover visited Acme's East Aurora headquarters and its electronics division in Cuba.

     On March 20, 2000, representatives of Dover visited Acme's power distribution products division in Lumberton, North Carolina and discussed general business conditions and prospects.

     On March 21, 2000, Dover advised Acme that it was discontinuing its due diligence and withdrawing its proposal because Acme did not present the prospects for growth that Dover had anticipated.

     On March 30, 2000, Strategic advised Acme that it was raising its proposed offer price from $7.25 per share to $7.65 per share, plus assumption of all debt.

     On April 10, 2000, the special committee met to consider a letter of intent submitted by Strategic dated April 10, 2000, proposing a merger at a purchase price of $7.65 per share plus assumption of all debt. The special committee discussed the recently withdrawn Dover proposal and reviewed the efforts of Acme and its representatives over the preceding 18 months to solicit other potential buyers of Acme. At this meeting, the special committee appointed Robert Brady as Chairman and Randall Clark as Vice-Chairman. Following discussion, the special committee approved the letter of intent, authorized Mr. Brady to execute the letter of intent on behalf of Acme and approved the engagement of Ernst & Young as financial advisor to render a fairness opinion in connection with the proposed transaction.

     Between April 11, 2000 and April 20, 2000, Strategic and its attorneys and accountants conducted additional due diligence and the parties, through their attorneys, negotiated a merger agreement.

     On April 21, 2000, the special committee met to discuss a proposed merger agreement submitted by Strategic calling for a merger of Acme with Strategic's acquisition entities, Miranda Holdings, Inc. and Miranda Acquisition Sub, Inc. The special committee received a report from representatives of Winthrop, Stimson regarding the terms and conditions of the merger agreement. After a general discussion regarding the provisions of the merger agreement, the special committee approved the merger agreement, which was conditioned upon the receipt of an acceptable fairness opinion from Ernst & Young according to the terms of the merger agreement, and Mr. Brady was authorized to execute the agreement on behalf of Acme substantially in the form approved by the special committee. On April 26, 2000, Mr. Brady executed the merger agreement on behalf of Acme and the parties publicly announced the proposed transaction.

     On April 27, 2000, Key Components transmitted a letter to Mr. Brady stating its interest in acquiring Acme and indicating, based on its review of publicly available information, that it was prepared to offer a higher price than was being offered in the Strategic transaction. The letter expressed Key Components' belief that it could complete a transaction quickly and that its definitive offer would be subject to a due diligence investigation to confirm only the accuracy of Acme's publicly available information. By letter dated May 1, 2000, and pursuant to the requirements of the Strategic merger agreement, Mr. Brady notified Strategic of the Key Components proposal.

     On May 4, 2000, representatives of Ernst & Young, who were not at the time aware of the proposal received from Key Components, made a report to the special committee regarding the fairness of the consideration provided for in the Strategic merger agreement and concluded that the price per share being offered by Strategic was fair from a financial point of view to the shareholders of Acme. Ernst & Young's report was subsequently amended at the request of the special committee to remove from the report data which relied on comparisons to several high technology companies in businesses dissimilar to Acme that sold at prices in excess of 20 times earnings. The report was resubmitted in writing on May 8, 2000. Please see " -- Opinion of Financial Advisor" at page 16. Later that day, Strategic unilaterally raised its proposed purchase price per share from $7.65 to $8.00 and an amendment to the Strategic merger agreement was signed to provide for the higher price per share.

     On May 5, 2000, following execution of a confidentiality agreement, Acme provided Key Components with the legal and financial due diligence information that had been previously supplied to Strategic.

     On May 10, 2000, representatives of Key Components met with management of Acme to discuss Acme's current business and future prospects, including business conditions for each of Acme's operating divisions.

     On May 22, 2000, representatives of Key Components visited Acme's power distribution products division in Lumberton, North Carolina for a plant tour and for a general discussion with the general manager regarding current business operations and prospects.

     On May 23, 2000, by letter to the special committee, Key Components offered $9.25 per share for all of the outstanding shares of Acme, plus assumption of all outstanding indebtedness.

     The offer included a proposed form of merger agreement in substantially the form as was executed between Acme and Strategic.

     On May 24, Mr. Brady and representatives of Winthrop, Stimson had several discussions with representatives of Key Components and its legal counsel regarding the terms of the offer letter focusing particularly on the risk to Acme and its shareholders of incurring a termination fee to Strategic without having assurances of the consummation of the new transaction with Key Components. In response to this concern, Key Components agreed, by means of a termination fee, to reimburse Acme for any termination fee and expenses payable by Acme to Strategic as a result of the proposed transaction with Key Components in the event Key Components subsequently failed to consummate the merger by reason of its breach of the merger agreement. Please see "The Merger Agreement -- Termination Fees." In connection with the resolution of this issue, Key Components reduced its offer price to $9.00 per share.

     On May 25, 2000, the special committee met to consider the Key Components offer. The special committee received a report from representatives of Winthrop, Stimson regarding the proposed form of Key Components merger agreement and Acme's obligations to pay to Strategic a termination fee and expenses under the Strategic merger agreement in the event the special committee acted to accept the offer made by Key Components. The special committee discussed the reasons for the reduction in Key Components' initial offer from $9.25 to $9.00 per share in light of the financial risks to Acme and its shareholders associated with the termination of the merger agreement with Strategic and a subsequent failure to consummate a merger with Key Components. The special committee also considered Key Components' ability to obtain financing for the transaction. After this discussion, the special committee unanimously voted to approve and adopt the proposed form of merger agreement with Key Components substantially in the form presented to the special committee at the meeting and authorized Mr. Brady to execute the merger agreement on behalf of Acme.

     On May 26, 2000, legal counsel to Acme and the special committee and legal counsel to Key Components finalized the disclosure schedules to the merger agreement and the merger agreement was signed. A joint press release announcing the transaction was made that day. Also on May 26, 2000, Strategic provided written notice to Acme terminating the Strategic merger agreement in accordance with its terms by reason of the special committee's action in approving the proposed Key Components transaction. The notice requested immediate payment of the $2.5 million termination fee called for under the Strategic merger agreement. On May 30, 2000, Acme paid Strategic the termination fee, together with certain expenses of Strategic payable under the merger agreement, in the total sum of approximately $2.8 million. Mr. McKenna did not receive and is not entitled to receive, directly or indirectly, any portion of the termination fee.

REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS

     The board, acting through the special committee, determined to approve the merger, and to recommend that the shareholders vote to approve and adopt the merger agreement, for the following principal reasons:

     - The Merger Consideration Represents a Substantial Premium to Acme's Historical Stock Price and to the Consideration Payable in the Proposed Transaction with Strategic. The $9.00 per share to be paid to Acme shareholders in the merger represents (1) a premium of 29% over the highest closing sale price of Acme common stock during the 52-week period prior to April 26, 2000 (the date of announcement of the Strategic transaction), and (2) a premium of 12.5% over the $8.00 per share proposed to be paid in the Strategic transaction.

     - The Merger Represents the Best Transaction that the Board Was Able to Obtain After a Solicitation of Proposals and Public Disclosure of the Proposed Strategic Transaction. From time to time since 1992, management has sought buyers for Acme's operating divisions. In 1999, the board authorized management to contact strategic and financial buyers to solicit interest in an acquisition of all of Acme. The transaction with Strategic was the only acquisition proposal to result from this process. Given the substantial premium to the price proposed in the Strategic transaction and the fact that no other proposals have been received following the announcement of the Strategic transaction, the board determined that the merger with Key Components represented the best available transaction for Acme and its shareholders.

     - The Merger is More Likely to be Successfully Consummated than a Transaction with Strategic. Key Components is an operating company, doing business in markets complementary to Acme, with experience in acquisitions. The financing necessary for Key Components to consummate the merger is proposed to be senior debt obtained through a bank syndicate led by First Union National Bank, Societe Generale and SG Cowen Securities Corporation. Notwithstanding Strategic's experience in buyout transactions, as a financial buyer Strategic could rely only on the assets and operations of Acme to support its financing of the transaction. Furthermore, the involvement of Mr. McKenna in the Strategic buyout group (i) brought the SEC's "going private" rules into play complicating disclosure of the transaction and increasing the risk of delay and (ii) resulted in several lawsuits against Acme and its directors alleging breach of fiduciary duty, among other claims, which lawsuits are likely to be dismissed or withdrawn given the termination of the Strategic merger agreement and the merger with Key Components.

     - Future Business Prospects for Acme are Unclear. Acme's aerospace division has had limited success over the recent past in securing new business. Furthermore, a large percentage of the aerospace division's revenues are concentrated among a few OEM customers, which increases risk. The prospects for the electronics division are difficult to assess as it transitions, in response to declining revenues, from designing and manufacturing traditional electronic power supplies to becoming an integrated engineering and manufacturing program manager for customers with complex early-stage electronics products. Acme's power distribution products division competes in a mature market and is subject to competitive pressures. Given the substantial competitive pressures facing each of Acme's operating divisions and Acme's limited capital resources to address these competitive challenges, the Acme board determined that a sale of all of Acme was appropriate.

     In reaching its decision, the Acme board, acting through the special committee, consulted with Acme's management and with its financial and legal advisors, and considered several factors, including the following:

     - the reasons described under "Reasons for the Merger;"

     - historical information concerning Acme's businesses, financial performance and condition, operations, management, technology, competitive position and share price;

     - the difficulty in predicting future stock price performance of Acme even assuming improved operating results;

     - the thin trading market and lack of liquidity for Acme's common stock, which limits Acme's ability to attract institutional investors;

     - possible alternatives to the merger, including continuing to operate as an independent public company and growing through acquisitions, or continuing to seek a sale of Acme to another party, and the effects, benefits and risks, short term and long term, of such alternatives on the value of the common stock;

     - the analyses and presentation of Ernst & Young on the financial aspects of the proposed Strategic transaction, and its written opinion to the effect that as of May 8, 2000, and based upon and subject to the considerations set forth in its opinion, the merger consideration in the Strategic transaction (which was 11.1% lower than provided for in the merger with Key Components) was fair from a financial point of view to the Acme shareholders;

     - the analyses and presentation of Ernst & Young on the financial aspects of the merger, and its written opinion to the effect that as of June 21, 2000, and based upon and subject to the considerations set forth in its opinion, the merger consideration (in the merger with Key Components) is fair from a financial point of view to the Acme shareholders;

     - the terms and conditions of the merger agreement, including Key Components' agreement to reimburse Acme for any fees or expenses payable to Strategic as a result of the termination of the Strategic merger agreement in the event the merger with Key Components is not consummated by reason of a breach of Key Components of certain provisions of the merger agreement and the related financial risks to Acme and its shareholders;

     - the fact that Key Components' obligations under the merger agreement are conditioned on obtaining financing; and

     - the impact of the merger on Acme's shareholders, customers and employees and the communities in which they reside, including the fact that Acme's shareholders will no longer participate in any potential future growth of Acme following the merger.

     This discussion of the factors considered is not intended to be exhaustive but includes the material factors considered by the board, acting through the special committee. No particular weight or rank was assigned to these factors, but the board, acting through the special committee, considered all factors as a whole and overall considered them favorable to and to support its determination.

     THE BOARD, ACTING THROUGH THE SPECIAL COMMITTEE, HAS DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF ACME AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD, ACTING THROUGH THE SPECIAL COMMITTEE, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE ACME SHAREHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

OPINION OF FINANCIAL ADVISOR

     Ernst & Young was engaged by the special committee to render an opinion as to whether, as of the date thereof, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration is fair, from a financial point of view, to the shareholders of Acme.

     The full text of the written opinion of Ernst & Young, dated June 21, 2000, which sets forth the assumptions made and matters considered is attached as Appendix B. Shareholders are urged to read the opinion carefully and in its entirety. Ernst & Young's opinion is addressed to the special committee and does not constitute a recommendation as to how a shareholder should vote at the special meeting. The summary of the opinion of Ernst & Young set forth in this narrative is qualified in its entirety, by reference to the full text of the opinion.

     No limitations were imposed by Acme or the special committee on the scope of Ernst & Young's investigation or the procedures followed by Ernst & Young in connection with preparing its opinion, except that Ernst & Young was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of Acme's business. Ernst & Young was not requested to and did not make any recommendation to the special committee as to the form or amount of consideration to be received by the shareholders in the merger, which was determined through negotiations between the special committee and Key Components. In arriving at its opinion, Ernst & Young did not ascribe a specific range of value to Acme, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the shareholders in the merger on the basis of the financial and comparative analyses described below. Ernst & Young was not requested to opine as to, and its opinion does not in any manner address, Acme or the special committee's underlying business decision to proceed with or effect the merger.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Ernst & Young did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Ernst & Young's analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Ernst & Young made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Acme's control. Any estimates or projections contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein.

     In arriving at its opinion, Ernst & Young:

     - Reviewed the merger agreement and the specific terms of the merger;

     - Reviewed, among other public information, the annual report on Form 10-K of Acme for the fiscal years ended June 30, 1999, 1998 and 1997;

     - Reviewed Acme's quarterly report on Form 10-Q for the fiscal quarters ended September 30, 1999, December 31, 1999 and March 31, 2000;

     - Reviewed Acme's internal financial statements for the period ended April 29, 2000;

     - Reviewed certain information, including financial forecasts and prospects of Acme furnished to Ernst & Young and prepared by Acme, relating to its businesses, earnings, cash flow, assets and liabilities, prospects, financial forecasts and prior efforts to sell Acme;

     - Conducted meetings and discussions with members of senior management of Acme concerning, among other things, Acme's businesses, assets, liabilities, prospects, financial forecasts, prior efforts to sell Acme or any of its divisions and environmental compliance;

     - Compared the historical financial results and present financial condition of Acme with those of certain other companies, the securities of which are publicly traded, that it believed may be relevant or comparable to Acme in certain respects to Acme;

     - Reviewed the historical market prices and trading activity for Acme's common stock and compared such prices and trading activity with those of certain publicly traded companies which it deemed to be relevant;

     - Compared the proposed financial terms of the merger with the financial terms of certain recent acquisitions and business combination transactions among manufacturers and distributors of electrical components specifically, and in other related industries generally, that it believed to be reasonably comparable to the merger or otherwise relevant to its inquiry;

     - Reviewed the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement, one week prior to the announcement, four weeks prior to the announcement and versus the 52-week high and low;

     - Undertook such other financial studies, analyses and investigations and reviewed such other information as it considered appropriate for purposes of its opinion; and

     - Did not review any environmental-related information regarding Acme, including Phase I studies which were in the process of being performed at the time of the delivery of its opinion.

     In its review and analysis and in formulating its opinion, Ernst & Young assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with it or publicly available and Ernst & Young did not assume any responsibility for independent verification of any of such information. Ernst & Young also assumed and relied upon the reasonableness and accuracy of the analyses and prospective financial information provided to it and assumed that such analyses and prospective financial information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the respective managements of Acme. Ernst & Young expresses no opinion with respect to such analyses and prospective financial information or the assumptions on which they were based. In addition, Ernst & Young did not review any of the books and records of Acme or Key Components or assume any responsibility for conducting a physical inspection of their properties or facilities or for making or obtaining an independent valuation or appraisal of the assets or liabilities of either Acme or Key Components and no such independent valuation or appraisal was provided to Ernst & Young.

     Comparable Public Company Analysis. Ernst & Young compared the historical financial, operating and stock market performances of certain publicly traded companies that it considered relevant with the historical financial, operating and stock market performance of Acme, based upon information that was publicly available at that time and based upon information provided to Ernst & Young by management. Ernst & Young considered companies that manufacture electrical apparatus used to control or change electrical power. Furthermore, Ernst & Young searched for companies whose products were primarily in the mature stage of their life cycles and whose customers were primarily industrial-based as compared to technology-based. Companies with market capitalizations below $200 million were reviewed with a primary focus on companies with capitalizations between $25 million and $150 million. The comparable public companies considered were Aerovox Inc., Ault Inc., Bel Fuse Inc., Del Global Technologies Corp., SL Industries, Inc. and Spectrum Control, Inc.

     Ernst & Young calculated a range of market multiples for the comparable public companies by dividing the aggregate equity market value (total common shares outstanding multiplied by the closing market price per share on June 12,
2000), plus the latest reported debt, preferred stock and minority interest minus latest reported cash and cash equivalents (in aggregate, the "Total Invested Capital") of each of the comparable public companies by such company's latest twelve months ("LTM") net sales; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and earnings before interest and taxes ("EBIT"), as reported in publicly available information. In addition, Ernst & Young divided the equity market value per share on June 12, 2000 of each of the comparable public companies by the latest reported equity book value per share as reported in publicly available information and by LTM earnings per share ("EPS"). This analysis indicated the following results:

                                                              LOW     HIGH     MEDIAN
                                                             -----    -----    ------
Total Invested Capital as a multiple of LTM net sales......   0.3x     1.7x     0.9x
Total Invested Capital incl. cash as a multiple of LTM
  EBITDA...................................................   5.9x    10.6x     7.8x
Total Invested Capital as a multiple of LTM EBIT...........   8.2x    14.4x    12.3x
Price per share as a multiple of book equity value per
  share....................................................   1.0x     4.1x     1.7x
Price to LTM earnings per share............................  11.0x    32.7x    20.0x

     Implied multiples for Acme based on the merger price for LTM net sales, EBITDA and EBIT were 0.7x, 8.5x and 12.7x, respectively, equity book value per share was 1.9x and price to LTM EPS ratio was 15.8x.

     Because of the inherent differences between the business, operations and prospects of the comparable public companies, on the one hand, and Acme, on the other, Ernst & Young believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis but rather also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the comparable public companies, on the one hand, and Acme, on the other, that would affect the public trading values of each.

     Precedent Transactions Analysis. Ernst & Young compared the financial and operating performance of certain companies that had entered into merger transactions since 1997 and the financial terms of such transactions, which Ernst & Young considered relevant, with the historical financial and operating performance of Acme and the financial terms of the merger. Using publicly available information, Ernst & Young analyzed the purchase prices and multiples paid in selected merger and acquisition transactions in four different Standard Industrial Classification ("SIC") codes along with companies that were in similar lines of businesses but were defined under different SIC codes. The four SIC codes consisted of: 3612 -- transformers not electrical; 3629 -- electrical apparatus; 3679 -- electrical components; and 3677 -- electrical coils and transformers. In addition, Ernst & Young eliminated transactions where the transaction value was lower than $20 million or greater than $300 million to focus solely on similar mid-cap transactions.

     Ernst & Young calculated the purchase price (including net debt) as a multiple of LTM net sales, EBITDA and EBIT for each acquired company for the four fiscal quarters immediately preceding the announcement of the transaction. This analysis indicated the following results:

                                                              LOW     HIGH     MEDIAN
                                                              ----    -----    ------
Purchase price as a multiple of LTM net sales...............  0.6x     2.2x     1.0x
Purchase price as a multiple of LTM EBITDA..................  5.8x    17.2x     8.6x
Purchase price as a multiple of LTM EBIT....................  2.2x    50.8x     9.9x

     Based on the merger price, the multiple of LTM net sales, EBITDA and EBIT paid for Acme are 0.7x, 8.5x and 12.7x, respectively.

     Because the market conditions, rationale and circumstances surrounding each of the precedent transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the precedent transactions, on the one hand, and Acme, on the other, Ernst & Young did not rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgements concerning differences between the characteristics of the precedent transactions, on the one hand, and Acme, on the other, that would affect the acquisition value of Acme and such acquired companies.

     Premiums Paid Analysis. Ernst & Young also analyzed the premiums paid relative to prices prior to announcements in connection with the precedent transactions where the target was a publicly traded company.

Ernst & Young calculated the premium per share paid by the acquirer in four of the precedent transactions as a percentage of the stock price of the acquired company one day, one week, four weeks, at the 52-week high and the 52-week low prior to the original announcement of the precedent transactions. This analysis indicated the following results:

                                                             LOW     HIGH    MEDIAN
                                                             ----    ----    ------
One Day Prior..............................................   14%     33%      16%
One Week Prior.............................................    7%     49%      28%
Four Weeks Prior...........................................    8%     75%      28%
Vs. 52-Week High...........................................  -41%     27%     -15%
Vs. 52-Week Low............................................   30%    171%     102%

     Ernst & Young compared the above-mentioned ranges and median premiums of the precedent transactions to the premiums implied by the merger price over the closing market price of Acme's common stock one day, one week, four weeks, at the 52-week high and at the 52-week low prior to the initial announcement of Acme's merger with Strategic.

     The merger price of $9.00 per share implied premiums of 50%, 50%, 53%, 29% and 95%, respectively, over the closing market price of Acme's common stock per share one day, one week, four weeks, at the 52-week high and at the 52-week low prior to the initial announcement of Acme's intention to be acquired by Strategic on April 26, 2000.

     Discounted Cash Flow Analysis. Ernst & Young performed a discounted cash flow analysis on the projected financial information of Acme, based upon operating and financial assumptions, forecasts and other information provided to Ernst & Young by the management of Acme for the fiscal years 2001 through 2003 and based upon Ernst & Young's estimates for the fiscal years 2004 through 2005. Using this information, Ernst & Young discounted to present value the projected stream of unleveraged net income (earnings before interest and after taxes) for the fiscal years 2001 through 2005 as adjusted for certain projected non-cash items (such as depreciation and amortization), forecasted capital expenditures (including discretionary capital expenditures), and forecasted changes in non-cash working capital (in aggregate, "Free Cash Flow"). To estimate the residual value of Acme at the end of the forecast (the "Terminal Value"), Ernst & Young utilized two approaches, applying a range of 5.5x-6.5x multiples to projected fiscal 2005 EBITDA and applying terminal period growth rates of 3.0%-4.0% to projected fiscal 2005 Free Cash Flow, and discounted these Terminal Values to present value.

     Ernst & Young applied a range of discount rates that varied from 13.5% to 14.5%, based on a weighted average cost of capital analysis of the comparable public companies derived from the capital asset pricing model. To calculate the aggregate net present value of the equity of Acme, Ernst & Young subtracted total debt less cash and cash equivalents of Acme as of April 29, 2000, from the sum of the present value of the projected Free Cash Flow and the present value of the Terminal Value. This analysis resulted in a range of equity values of approximately $3.81 to $8.08 per share.

     Leveraged Buyout Analysis. Ernst & Young performed a leveraged buyout analysis to determine the potential implied equity value per share of Acme's common stock that might be achieved in an acquisition of Acme in a leveraged buyout transaction based on current market conditions. In conducting this analysis, Ernst & Young utilized projected financial information of Acme, based upon operating and financial assumptions, forecasts and other information provided to Ernst & Young by the management of Acme for the fiscal years 2001 through 2003, and based upon Ernst & Young's estimates for the fiscal years 2004 through 2005. Assumptions also were made with respect to the availability of financing based on the Acme's cash flow. Ernst & Young assumed that a minimum internal rate of return ranging from 20% to 30% on equity invested during a five-year period would be required by an acquirer. This analysis resulted in a range of equity values of the Company of $7.10 to $8.48 per share.

     Common Stock Price Analysis. Ernst & Young compared Acme's common stock price performance from January 31, 1997 until May 25, 2000, one day before the announcement of the merger. Using January 31, 1997 as the base of 100%, on May 25, 2000, the common stock price was 110% of the base value, as compared to the S&P 500 Index value of 187%.

     Ernst & Young also compared Acme's common stock price performance from January 31, 1997 until May 25, 2000 with an index of the six comparable public companies, the Russell 2000 Index, the S&P 500 Index and the S&P Electrical Index. Using January 31, 1997 as the base of 100%, on May 25, 2000, the common stock price was 110% of the base value, as compared to an index of the six comparable public companies, the S&P Electrical, the Russell 2000 and the S&P 500 values of 141%, 269%, 152% and 187% of their base value, respectively.

     Ernst & Young noted that the merger price of $9.00 per share was 50% above the $6.00 per share closing price of the common stock on April 25, 2000, one day prior to the initial announcement of the Strategic transaction, 50% above the $6.00 per share closing price one week prior to announcement of the Strategic transaction, 53% above the $5.875 per share closing price four weeks prior to announcement of the Strategic transaction, 29% above the common stock's 52-week high of $7.00 per share and 95% above the common Stock's 52-week low of $4.625. As of May 25, 2000, S&P Electrical Index was down 9% from its 52-week high, the Russell 2000 was down 22% from its 52-week high and the S&P 500 was down 10% from its 52-week high. Overall, the six comparable public companies were down on average 41% from their 52-week highs.

     Ernst & Young is an internationally recognized accounting firm and, as part of its activities, is regularly engaged in the evaluation of businesses in connection with mergers and acquisitions, competitive bids, private placements and valuations for corporate and other purposes.

     As compensation for its services in rendering a fairness opinion, Acme has agreed to pay Ernst & Young a fee in the amount of $275,000. Payment of the fee is not contingent on completion of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the board with respect to the merger, you should be aware that, as described below, certain members of Acme's management may have interests in the merger that are different from, or in addition to, your interests as shareholders, and that may create potential conflicts of interest.

     Equity-Based Awards. In accordance with the terms of the merger agreement, all options outstanding under Acme's stock option plans will be accelerated so as to be fully exercisable prior to the effective time of the merger, subject to the condition that the holder of each option surrender all outstanding and unexercised options in consideration of the payment at the effective time of the merger an amount in cash per share subject to each option equal to the difference between $9.00 and the exercise price of such option.

     Agreements with Certain Officers. Mr. McKenna, Michael Simon, Chief Financial Officer of Acme, Daniel Corwin, Vice President and General Manager of the electronics division, Nicola Arena, Vice President and General Manager of the power distribution products division, and John Gleason, Vice President and General Manager of the aerospace division, have employment agreements with Acme with terms of three years (Mr. McKenna), two years (Messrs. Arena, Corwin, and Gleason) and one year (Mr. Simon). Each of the agreements has an "evergreen" provision whereby, unless Acme provides notice to the contrary, each month during its term the agreement automatically extends for an additional month. Each of the agreements provides for continuing salary payments, bonus and benefits for the remainder of the term if Acme breaches the employment agreement after a change in control of Acme. After a change of control of Acme, Acme will be deemed to have breached the agreement if Acme gives notice that the term of the agreement will not automatically extend, or if Acme terminates the officer's employment, or if Acme reduces the officer's compensation or benefits or changes his position or duties.

     Indemnification and Insurance. Pursuant to the merger agreement, for a period of six years following the effective time of the merger, Key Components is required to cause all rights to indemnification by Acme of each present and former director or officer of Acme to continue in full force and effect for at least six years. Pursuant to the merger agreement, Key Components is required to cause Acme to indemnify and hold harmless from liability the present and former directors and officers of Acme for acts or omissions by such directors and officers occurring at or prior to the effective time of the merger. Key Components also has agreed for not less than six years after the effective time of the merger to cause Acme to use its reasonable best efforts to maintain, if available for an annual premium not in excess of $70,000, liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those present and former directors and officers who were covered by Acme's directors' and officers' liability insurance policy on terms no less favorable than those in effect on the date of the merger agreement or at the effective time of the merger. If such insurance coverage is not available for an annual premium not in excess of $70,000, Key Components is required to cause Acme to use its reasonable best efforts to obtain the amount of coverage that is available for an annual premium of $70,000.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses the material United States federal income tax consequences of the merger to an Acme shareholder whose shares of common stock are surrendered in the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). You should keep in mind that this discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated thereunder, and judicial decisions and administrative rulings and interpretations of the Code, all as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

     The discussion does not address the effects of any state, local or foreign tax laws. In addition, the tax consequences discussed do not address all aspects of federal taxation that may be relevant to a particular shareholder in light of personal circumstances or to shareholders who are subject to special treatment under the U.S. federal income tax laws, including:

     - shareholders who, at the effective time of the merger, are not U.S. persons;

     - tax-exempt organization;

     - dealers in securities or foreign currency;

     - insurance companies;

     - banks, trusts or financial institutions;

     - shareholders who acquired Acme common stock through exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN ANY APPLICABLE TAX LAWS.

     You will receive cash in the merger in exchange for your shares of Acme common stock. Receipt of the cash in the merger, including any cash amounts received by dissenting shareholders pursuant to the exercise of appraisal rights, will be a taxable transaction for federal income tax purposes under the Code. In general, for federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the cash received by the shareholder pursuant to the merger agreement and the shareholder's adjusted tax basis in the shares of common stock surrendered pursuant to the merger agreement. Such gain or loss will be a capital gain or loss. The rate at which any such gain will be taxed to non-corporate shareholders (including individuals, estates and trusts) will, as a general matter, depend upon each shareholder's holding period for the shares of common stock at the effective time of the merger. If a non-corporate shareholder's holding period for the shares of common stock is more than one year, either a 20 percent or a 10 percent capital gains rate generally will apply to such gain, depending on the amount of taxable income of such shareholder for such year. If the shareholder's holding period for the shares of common stock is one year or less, such gain will be taxed at the same rates as ordinary income. Capital loss generally is deductible only to the extent of capital gain plus ordinary income of up to $3,000. Net capital loss is excess of $3,000 may be carried forward to subsequent taxable years.

     For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rates as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

     Payment is connection with the merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the shareholder fails to furnish such shareholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax, provided that specific required information is furnished to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Shareholders should consult with their own tax advisers as to the qualifications and procedures for exemption from backup withholding.

REGULATORY APPROVALS

     The parties' obligations to consummate the merger are conditioned on the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Under the HSR Act and the rules promulgated thereunder the merger may not be consummated unless notification has been given and certain information has been furnished to the Federal Trade Commission and the Department of Justice's Antitrust Division and the waiting period has expired or been terminated.

     Acme and Key Components have filed a Notification and Report with the FTC and the Antitrust Division. There can be no assurance that the merger will not be investigated or opposed or that at any time before the consummation of the merger, the federal government or states or private parties will not take action under the antitrust laws challenging the consummation of the merger.

     Other than the approvals discussed above, Acme is not aware of any federal or state regulatory requirements that must be complied with or approval that must be obtained in connection with the merger other than the filing with the Securities and Exchange Commission of this proxy statement and compliance with applicable securities laws and regulations and filings necessary under New York corporate law. Should any such approvals be required, it is currently contemplated that such approvals will be sought.

MERGER FINANCING

     The merger will be financed with borrowings by Key Components. Key Components has delivered to Acme a commitment letter from First Union National Bank, First Union Securities, Inc., Societe Generale and SG Cowen Securities Corporation, as agents for a syndicate of financial institutions. The commitment letter, dated June 9, 2000, provides for $140 million in senior secured credit facilities to (a) finance the merger, (b) consummate a refinancing of all outstanding indebtedness under Key Components' existing senior secured credit facility and certain indebtedness of Acme, (c) pay fees and expenses and (d) provide funds for working capital and general corporate purposes following the merger. Under the commitment letter, these credit facilities consist of (i) a $40 million six-year revolving credit facility, (ii) a $100 million six-year term loan facility and (iii) the ability to add up to a $125 million term loan facility on a pari passu basis, subject to certain conditions to be determined, and will be secured by a first priority pledge of the capital stock of Key Components and its subsidiaries and perfected first priority security interests in substantially all tangible and intangible assets of Key Components and its subsidiaries, except certain assets of Acme for which existing liens have been granted.

DISSENTERS' RIGHTS OF APPRAISAL

     Acme is a New York corporation. The New York Business Corporation Law (the "BCL") provides Acme shareholders with the right to dissent from the merger and to obtain payment of the fair value of their shares if the merger is consummated. "Fair value" means the value of the shares immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion is inequitable. You must follow certain procedures required by Section 623 of the BCL to dissent from the merger. A copy of Section 623 of the BCL, which governs the procedures for the exercise of such dissenters' rights under New York law, is attached as Appendix
C. We provide a summary description of the dissenters' rights of appraisal requirements below. Our description is only a summary and is qualified in its entirety by reference to the text of Section 623 of the BCL in Appendix C. We urge you to read these requirements and follow the procedures precisely as failure to follow all of the steps required by Section 623 will result in the loss of your dissenters' rights.

     Any Acme shareholder who votes against the merger may dissent and elect to exercise appraisal rights under Section 623 of the BCL. A dissenting shareholder must exercise appraisal rights with respect to all shares of Acme common stock that are owned of record and beneficially by the shareholder. A nominee or fiduciary who holds shares of record for a beneficial owner may not dissent on behalf of the beneficial owner with respect to less than all shares held on behalf of the beneficial owner.

     To dissent and to receive the fair value in a cash payment, if the merger is effected, a dissenting shareholder must take each of the following actions:

     - file with Acme, prior to or at the special meeting and before the vote, a written objection to the merger (and not withdraw the objection before the vote) that sets forth the following: the dissenting shareholder's election to dissent, the dissenting shareholder's name and residence address and the number and classes of shares owned by the dissenting shareholder, and a demand for payment of fair value of the dissenting shareholder's shares if the merger is consummated; and

     - vote against the merger.

     The written objection is not required from any shareholder to whom Acme did not give notice of the special meeting. It is recommended that any written objection which is mailed be sent registered or certified mail "return receipt requested."

     Within 10 days after the vote of shareholders approving the merger, Acme must give written notice of such authorization to each dissenting shareholder who filed written objection or from whom written objection was not required and who did not vote in favor of the merger. Within 20 days after the giving of such notice, any shareholder from whom written objection was not required and who elects to dissent from the proposed merger must file with Acme a written notice of such election, stating the dissenting shareholder's name and residence address, the number of shares of Acme as to which the notice applies and a demand for payment of the fair value of such shares.

     Upon consummation of the merger, each dissenting shareholder who dissents in the manner set forth above will cease to have any rights as a shareholder, except the right to be paid the fair value of their shares of Acme common stock and any other rights under Section 623 of the BCL.

     The written notice of election of dissent may be withdrawn by a dissenting shareholder at any time prior to accepting in writing an offer by Acme for shares of Acme common stock held by the dissenting shareholder, but in no case later than 60 days after the later of the consummation of the merger and the date Acme makes its written offer. Thereafter, withdrawal will require Acme's written consent. In order to be effective, withdrawal of a notice of election must be accompanied by the return to Acme of any advance payment made to the shareholder. If a written notice of election is withdrawn, the dissenting shareholder will lose his or her dissenter's rights.

     At the time of filing the written notice of election to dissent or within 30 days thereafter, a dissenting shareholder must submit all of the certificates representing his or her shares to Acme or its transfer agent. Acme will then note thereon that a written notice of election to dissent has been filed in respect of such shares and will then return them to the dissenting shareholder. Any dissenting shareholder who fails to submit certificates representing shares of Acme common stock for such notation will, if Acme, at its option, so notifies such dissenting shareholder in writing within 45 days after the date that the written notice of election to dissent was filed, lose his or her dissenter's rights (unless a court, for good cause shown, shall otherwise direct).

     Within the later of 15 days after the consummation of the merger or 15 days after the expiration of the period within which shareholders may file their notices of election to dissent (but in no event later than 90 days after the special meeting), Acme will be required to make a written offer to each dissenting shareholder to pay for their shares at a specified price which Acme, as the surviving corporation, considers to be their "fair value." The dissenting shareholder will have 30 days to accept this written offer. Acme may request a court to determine the rights of dissenting shareholders and to fix the fair value of their Acme shares. If Acme does not institute such a proceeding, any dissenting shareholder may do so. Acme can not predict the fair value of any shares that may be determined by a court.

     Merely voting against the merger will not satisfy the requirements for a written demand for the payment of fair value of a shareholder's shares or the other actions specified in Section 623 of the BCL to perfect such appraisal rights, and the written demand for the payment of the fair value of a dissenting shareholder's shares must be in addition to and separate from any proxy or vote against the merger.

     ANY ACME SHAREHOLDER WHO DOES NOT DELIVER TO ACME BEFORE THE VOTE IS TAKEN WRITTEN NOTICE OF HIS OR HER INTENT TO DEMAND FAIR VALUE PAYMENT FOR THE SHAREHOLDER'S SHARES, WHO VOTES IN FAVOR OF THE MERGER, WHO DOES NOT DEMAND PAYMENT OR WHO DOES NOT DEPOSIT THE SHAREHOLDER'S CERTIFICATES BY THE DATE SET FORTH IN THE DISSENTERS' NOTICE IS NOT ENTITLED TO FAIR VALUE PAYMENT FOR HIS OR HER SHARES OF ACME COMMON STOCK UNDER SECTION 623 OF THE BCL.

PUBLIC TRADING MARKETS

     Acme's common stock is currently traded on the Nasdaq National Market under the symbol "ACEE." Upon consummation of the merger, Acme's common stock will no longer be traded on the Nasdaq National Market and will be deregistered pursuant to the Securities Exchange Act of 1934, as amended.

SHAREHOLDER LAWSUITS CHALLENGING STRATEGIC TRANSACTION

     Acme and its directors have been named as defendants in four separate shareholder actions asserting derivative claims and alleging breach of fiduciary duty arising out of the Strategic transaction. The actions seek to enjoin the Strategic transaction and, alternatively, damages. Given the termination of the Strategic transaction, the requests for injunctive relief have become moot. Acme intends to defend these actions vigorously.

                              THE MERGER AGREEMENT

     The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Appendix A to this proxy statement. We urge you to read carefully the full text of the merger agreement.

     General. The merger agreement provides for the merger of Key Components' wholly-owned subsidiary, KCI Merger Corp., with and into Acme, following approval of the merger agreement by the requisite vote of the Acme shareholders and the satisfaction or waiver of the other conditions to the merger. Following the merger, Acme will be the surviving corporation and will be a wholly- owned subsidiary of Key Components. Acme will continue to exist following the merger and its internal affairs will continue to be governed by New York law. Key Components, as the only shareholder of Acme following the merger, will have sole power and authority to control all aspects of internal corporate and business affairs of Acme following the merger.

     Effective Time of the Merger. If the merger agreement is approved by the requisite vote of the Acme shareholders, all required governmental and other consents and approvals specified in the merger agreement as conditions to consummation of the merger are obtained, and the other conditions to the respective obligations of the parties to consummate the merger are either satisfied or waived (as permitted), the merger will be consummated and will become effective on the date and at the time that a certificate of merger is duly filed with the Secretary of State of New York. The merger cannot become effective until all of the conditions to the merger are either satisfied or waived (as permitted). Thus, there can be no assurance as to whether or when the merger will occur. See "-- Conditions to the Merger."

     Conversion of Shares. Each issued and outstanding share of Acme common stock (other than shares held by shareholders exercising appraisal rights and shares of Acme capital stock held in Acme's treasury) will be cancelled and converted into the right to receive an amount in cash equal to $9.00 per share.

     Each issued and outstanding share of KCI common stock, no par value, will be converted into and become one share of common stock of Acme following the merger.

     Dissenting shareholders who do not vote to approve and adopt the merger agreement and who otherwise strictly comply with the provisions of New York law regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of common stock and such payment in cash therefor in lieu of the merger consideration. See "-- Dissenters Rights of Appraisal."

     Treatment of Acme Options. Prior to the effective time of the merger, the Acme board will take actions necessary:

     - to provide that each Acme stock option issued pursuant to Acme's 1989 and 1998 Stock Option Plans and the Directors' Stock Option Plan which is outstanding and unexercised will be accelerated so that it is fully exercisable prior to the effective time; and

     - to obtain the consent of each holder of an Acme stock option to surrender their outstanding and unexercised options (whether or not exercisable) in consideration of an amount in cash per share subject to each Acme stock option equal to the difference between the exercise price of such stock option and $9.00.

     Certificate of Incorporation and Bylaws. The merger agreement provides that at the effective time the certificate of incorporation and bylaws of KCI will become the certificate of incorporation and bylaws of Acme, as the surviving corporation.

     Officers and Directors of Acme Following the Merger. The merger agreement provides that, at the effective time, the board of directors of KCI immediately prior to the effective time will become the directors of Acme and the current officers of Acme will continue as the officers of Acme following the mergers in each case until their successors have been duly elected, appointed and qualified.

CONDITIONS TO THE MERGER

     Each of Acme's, KCI's and Key Components's obligations to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger including the following:

     - the affirmative vote or consent of not less than two-thirds of the Acme shareholders;

     - the expiration or termination of any applicable waiting period under the HSR Act;

     - no order, statute, rule, regulation, execution order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the merger; and

     - the receipt by Acme of a signed written opinion from Ernst & Young stating that the merger is fair from a financial point of view.

     KCI's and Key Components' obligations to effect the merger are subject to the satisfaction or waiver of following additional conditions:

     - Acme shall have performed and complied in all material respects with its agreements and obligations under the merger agreement and the representations and warranties of Acme contained in the merger agreement shall be true and correct in all material respects at and as of the effective time as if made at and as of such time (other than representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of such date), except as permitted by the merger agreement, and both KCI and Key Components shall have received a certificate of an authorized officer of Acme to such effect;

     - Key Components and KCI shall have obtained funding in an amount sufficient to consummate the merger;

     - Acme shall not have received notices of election to dissent from shareholders who, in the aggregate, own 10% or more of Acme common stock;

     - Key Components and KCI shall have received Phase I Environmental reports for all of Acme's properties and facilities which reports are dated no earlier than sixty (60) days prior to the effective time and which are reasonably satisfactory to Key Components and KCI and which do not recommend further investigation or remediation of the property owned or leased by Acme which would cost in excess of $250,000;

     - Acme shall have terminated its Rights Agreement by and between Acme and its transfer agent, American Stock Transfer and Trust Company; and

     - there shall not have occurred any change in the business, operations, condition (financial or otherwise) or results of operations of Acme that would have or would be reasonably likely to have a material adverse effect on Acme and its subsidiaries, taken as a whole.

     Acme's obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

     - Key Components and KCI shall have performed in all material respects their agreements and obligations under the merger agreement; and

     - the representations and warranties made by KCI and Key Components in the merger agreement shall be true when made and as of the effective time as if made at and as of such time (other than representations and warranties that address matters only as of a particular date, which shall be true as of such date), except as permitted by the merger agreement, and Acme shall have received a certificate of an authorized officer of Key Components and of KCI to such effect.

     At any time before the effective time, the conditions to the obligations of Acme, Key Components or KCI to consummate the merger which are subject to waiver may be waived by the other party. Any determination to waive a condition would depend upon the facts and circumstances existing at the time of such waiver and would be made by the waiving party's board, exercising its fiduciary duties to such party and its shareholders. See "--Amendment and Waiver."

NO OTHER TRANSACTION INVOLVING ACME

     Under the merger agreement, Acme has agreed not to and has agreed to use its best efforts to ensure that its affiliates, officers, directors, employees, investment bankers, attorneys, and other representatives and agents are aware of their obligation not to do any of the following on behalf of Acme:

     - engage in any further discussions or negotiations with any parties with respect to the acquisition of or an investment in Acme (other than with respect to the assets constituting Acme's aerospace division), including a merger, amalgamation, consolidation, share exchange, recapitalization, business combination, purchase of stock, acquisition of assets, joint venture, strategic alliance or other acquisition proposal;

     - encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Key Components and KCI) concerning any such acquisition proposal or that could lead to an acquisition proposal;

     If Acme were to receive an unsolicited written, bona fide acquisition proposal from a third party, the Acme board may proceed with discussions based upon their good faith determination that the failure to do so would be inconsistent with the discharge of their fiduciary duties. Upon proceeding with any such discussions Acme must (a) provide information and access on a basis that does not prohibit or restrict disclosure of any matter to Key Components and (b) participate in discussions and negotiate with such entity or group concerning any acquisition proposal. Acme has agreed to provide Key Components and KCI orally and in writing of the receipt of any acquisition proposal and any material terms and conditions of such proposal as well as the identity of the party making the proposal and documents relating to the proposal.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time of the merger:

     - by mutual written consent of Key Components, KCI and Acme; or

     - by Key Components and KCI or Acme if

       - the merger shall not have occurred on or before October 2, 2000; or

       - any U.S. court or governmental body shall have issued a final order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become nonappealable.

     In addition to the foregoing, Key Components and KCI may terminate the merger agreement prior to the effective time of the merger if:

     - there has been a breach of any representation or warranty by Acme such that any such representation or warranty will not be true and correct in all material respects as of effective time of the merger as if made at and as of such time or of an earlier time for a representation or warranty relating to a particular date that is earlier than the effective time;

     - there has been a breach of a covenant or agreement by Acme such that Acme will not have performed and complied in all material respects with the agreements and obligations in the merger agreement that are to be performed and complied with by it at or prior to the effective time; or

     - the Acme board has withdrawn or modified its approval or recommendation of the merger agreement or the merger or recommended another offer and on or prior to such approval or recommendation, an acquisition proposal from a party other than Key Components and KCI has been made and has not been withdrawn.

     In addition to the foregoing, Acme may terminate the merger agreement if:

     - there has been a breach of any representation or warranty by Key Components and KCI such that any such representation or warranty will not be true and correct in all material respects as of the effective time of the merger as if made at and as of such time or of an earlier time for a representation or warranty relating to a particular date that is earlier than the effective time;

     - there has been a breach of a covenant or agreement by Key Components and KCI such that Key Components and KCI will not have performed and complied in all material respects with the agreements and obligations in the merger agreement that are to be performed and complied with by it at or prior to the effective time; or

     - the Acme board receives an unsolicited acquisition proposal and, by a majority vote, determines in its good faith judgment and with the discharge of its fiduciary duties according to the procedures discussed under "-- No Other Transactions Involving Acme" above, that the unsolicited acquisition proposal is more favorable to Acme's shareholders than the merger.

     In the event of the termination and abandonment of the merger agreement by either Key Components and KCI or Acme as provided above, the merger agreement shall become void and have no effect and there shall be no liability or obligation on the part of either Key Components and KCI or Acme or their respective affiliates, officers, directors or shareholders thereunder except:

     - to pay certain fees and expenses pursuant to certain specified provisions of the merger agreement described below under "-- Termination Fees" and "-- Fees and Expenses;" and

     - to the extent that such termination results from the breach by either party of any material representation, warranty or covenant under the merger agreement.

TERMINATION FEES

     The merger agreement provides that Acme shall reimburse Key Components for all out-of- pocket fees and expenses incurred by it or on its behalf in connection with the merger and the transactions contemplated by the merger agreement, including, without limitation, attorneys' fees, fees payable to financing sources, investment bankers, counsel to any of the foregoing, accountants fees, filing fees and printing costs if:

     - Acme terminates the merger agreement because the board has determined that a third party acquisition proposal is more favorable to the Acme shareholders than the merger or

     - Key Components terminates the merger agreement because

       - Acme has breached a representation and warranty or failed to satisfy its agreements and obligations in the merger agreement or

       - the Acme board has withdrawn or modified its approval or recommendation of the merger or recommended another offer in response to a third party acquisition proposal or

       - the Acme shareholders shall not have approved the merger agreement.

     In the event Key Components terminates the merger agreement because the Acme board has withdrawn or modified its approval of the merger agreement as described above, or if Acme terminates the merger agreement to accept a more favorable third party acquisition proposal, Acme shall also pay a termination fee to Key Components in the amount of $2.5 million.

     In the event that Acme terminates the merger agreement due to (i) the entry of a nonappealable order of a court or other governmental authority restraining, enjoining or prohibiting the merger as a result of Key Components and/or KCI being a party to the merger agreement when it would not have resulted from another person being a party to it; (ii) the merger not having been consummated by October 2, 2000 as a result of the failure by Key Components to obtain funding for the merger, or to obtain HSR Act clearance; or (iii) the failure of Key Components to have satisfied its agreements and obligations in the merger agreement or the breach of a representation and warranty by Key Components, then Key Components will pay or cause to be paid to Acme, a termination fee of $2.5 million plus all out-of-pocket fees and expenses incurred by Acme or any of its subsidiaries in connection with the merger and the transactions contemplated by the merger agreement and the merger agreement with Strategic (except for the termination fee under such agreement).

FEES AND EXPENSES

     Except as set forth above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expense.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties of the parties relating to, among other things:

     - organization and similar corporate matters;

     - authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

     - conflicts under governing documents, required consents or approvals and violations of any agreement or law;

     - accuracy of information supplied in this proxy statement; and

     - absence of brokers.

     Acme made extensive and detailed additional representations and warranties relating to, among other things:

     - capitalization;

     - ownership of subsidiaries;

     - filing of all required forms, reports, schedules, registration statements and proxy statements with the Commission since January 1, 1995;

     - the fair presentation, in all material respects, of Acme's financial statements included in its Form 10-K for the year ended June 30, 1999 and those included in Acme's Form 10-Q for the quarterly period ended April 1, 2000;

     - undisclosed liabilities and product warranties;

     - certain changes and events;

     - valid title to assets;

     - ownership of intellectual property;

     - ability of computers to process information in the year 2000 and leap years;

     - insurance;

     - employee benefit plans;

     - compliance with laws and regulatory authorities;

     - legal proceedings;

     - compliance with applicable tax laws;

     - material agreements;

     - compensation and insider interests of officers, directors and employees;

     - compliance with environmental laws;

     - fair labor laws and other labor matters;

     - termination of the Strategic transaction; and

     - approval of the merger by the Acme board and by not less than two-thirds of the shares outstanding and entitled to vote on the merger.

     Key Components and KCI made additional representations and warranties relating to, among other things:

     - with respect to KCI, the absence of any prior activities, liabilities or obligations other than those relating to the merger and the transactions contemplated thereby; and

     - no ownership of capital stock of Acme.

CONDUCT OF BUSINESS PENDING THE MERGER

     Acme has agreed that after the date of the merger agreement until the effective time of the merger, it will operate its business in the ordinary course consistent with past practice and will seek to preserve intact its current business organization as well as customer and supplier relationships to preserve good will, in all material respects. Further, without advance written consent of Key Components, Acme and its subsidiaries will not do any of the following:

     - amend its Certificate of Incorporation or bylaws, unless required by applicable law;

     - create, incur or assume indebtedness or assume, guarantee, endorse or otherwise become liable for the obligations of any other person, except for negotiable instruments to be executed by Acme in the ordinary course of business consistent with past practice;

     - declare set aside or pay any dividend or distribution in cash or capital stock;

     - issue, sell, grant, purchase or redeem, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, or subdivide or in any way reclassify, any shares of its capital stock, except for outstanding stock options to be exercised and to be cashed-out as part of the merger and shares under Acme's employee stock purchase plan and 401(k) plan;

     - increase compensation to directors and officers, except for the funding on the aggregate amount of $25,000 in connection with certain supplemental executive compensation agreements between Acme and each of Robert McKenna and Daniel Corwin;

     - enter into any agreement or commitment or transaction other than those entered into in the ordinary course;

     - sell, transfer, mortgage, pledge, grant any security interest or permit the imposition of any lien or encumbrance on any asset other than in the ordinary course and except pursuant to the credit agreement (other than with respect to the assets constituting Acme's aerospace division);

     - waive any right under any contract or agreement identified by the parties, if such waiver would have a material adverse effect;

     - except as required by GAAP, the SEC or applicable law, make any change in certain accounting methods or practices;

     - terminate or fail to renew and contract including, all current insurance policies or other agreements (excluding customer leases or contracts);

     - make any loan or advance to shareholders, officers or directors outside the ordinary course of business;

     - enter into any collective bargaining agreement;

     - take, agree to take or knowingly permit to be taken any action, or do or, with respect to anything within Acme's control that would be contrary to or in breach of the terms or provisions of the merger agreement or would cause any representation to be or become untrue in any material respect;

     - acquire or agree to acquire by merger or consolidating with or by purchasing a substantial portion of the assets of, or by any other manner any business or other business organization or division or any assets that are materially, individually or in the aggregate to Acme and its subsidiaries, taken as a whole

     - make any tax election that would reasonably be expected to have a material adverse effect or settle or compromise any material tax liability;

     - settle or compromise any claim involving payments by Acme in excess of $50,000 individually, or $100,000 in the aggregate which is not subject to insurance reimbursement without Key Components prior written consent; or

     - agree to do any of the foregoing.

AMENDMENT AND WAIVER

     The merger agreement may be amended by Acme and Key Components (for itself and KCI) at any time before the effective time of the merger. However, after approval by the Acme shareholders no such amendment may alter the form or decrease the amount of consideration to be received by the Acme shareholders upon consummation of the merger without the approval of the Acme shareholders. Acme and Key Components (for itself and KCI) may extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and waive compliance with any of the agreements or conditions contained in the merger agreement.

ACCESS TO INFORMATION

     Acme has agreed, subject to a confidentiality agreement between Acme and Key Components, to afford Key Components and its authorized representative full access during ordinary business hours and upon reasonable advance notice and reasonable request until the effective time of the merger to:

     - its books, records (including, without limitation, the work papers of Acme's outside accountants), contracts, commitments, plants, offices and other facilities and properties and its personnel, representatives, accountants and agents (including prospective lenders);

     - permit Key Components to make inspections of these items as it may reasonably request (including, without limitation, observing Acme's physical inventory of its assets);

     - cause its officers and advisors to furnish to Key Components its financial and operating data and other information relating to its business, properties, assets, liabilities and personnel (including, without limitation, title insurance reports, real property surveys and environmental reports, if any);

     - take such actions as Key Components reasonably deems appropriate to verify the existence and condition of equipment leased by Acme to its customers; and

     - permit Key Components' accountants to conduct reasonable confirmation and testing procedures, provided that any such investigation does not interfere unreasonably with the operation of Acme's business.

INDEMNIFICATION OBLIGATIONS

     In the merger agreement, Acme, as the surviving corporation, has agreed for a period of six years following the effective time of the merger to indemnify each person who was a director or officer of Acme as of or before the date of the merger agreement against liabilities arising at or prior to the effective time. In addition, Key Components has agreed to cause Acme, as the surviving corporation, to maintain in effect for a period of six years from the effective time certain directors' and officers' liability insurance with an annual premium not in excess of $70,000 covering Acme's directors and officers. Key Components has also agreed to cause Acme to keep in effect the provisions in its Articles of Incorporation, By-laws or indemnification agreements providing for exculpation of directors and officers and former directors and officers and for Acme's indemnification of directors and officers to the fullest extent allowed by law for a period of at least six years following the effective time.

EXCHANGE OF ACME STOCK CERTIFICATES

     Promptly after the effective time, a paying agent selected by Key Components will mail to each person who was an Acme shareholder as of the record date a letter of transmittal and instructions for use in effecting the surrender of the certificates held by such Acme shareholders that represent shares of Acme common stock in exchange for payment in cash therefor. Upon surrender of a certificate representing shares of Acme common stock to the agent for cancellation, together with a duly executed letter of transmittal and such other documents, if any, as the agent may require, the agent will promptly pay to the holder of such certificate or certificates a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings and such certificate or certificates will be canceled. Until surrendered, each certificate representing shares of Acme common stock will be deemed at any time after the effective time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the certificate representing shares of Acme common stock shall have been converted.

     No interest will accrue or be paid on any portion of the consideration to be paid. Acme is entitled to cause the agent to deliver to it any funds that have not been disbursed by the date that is 180 days following the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look to Acme for payment as general creditors thereof with respect to the cash payable upon surrender of their certificates.

     YOU SHOULD NOT SEND IN YOUR CERTIFICATES REPRESENTING SHARES OF ACME COMMON STOCK UNTIL YOU RECEIVE A TRANSMITTAL LETTER.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Acme has made "forward-looking statements" in this document (and in certain documents incorporated by reference in this proxy statement) within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs and assumptions of management of Acme, and on information currently available to it. Forward-looking statements include expectations, beliefs and other information concerning possible or assumed future results of operation of Acme set forth under "Summary Term Sheet", "The
Merger -- Background of the Merger," "-- Reasons for the Merger and Recommendation of Acme's Board of Directors" "-- Opinion of Financial Advisor," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "budgets" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results of the combined company following the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Acme's ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements.

                             SHAREHOLDER PROPOSALS

     In accordance with Acme's bylaws, proposals submitted by Acme shareholders for presentation at the Acme 2000 annual meeting, to be held if the merger does not occur, should have been received by Acme no later than May 18, 2000 in order to be eligible for inclusion in the proxy statement and proxy form relating to the 2000 annual meeting. Acme has not received any shareholder proposal.

                                 OTHER BUSINESS

     As of the date of this proxy statement, the Acme board does not know of any other matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting or any adjournments of postponements thereof, the enclosed form of proxy will be deemed to confer authority to the individuals named as proxies to vote your shares represented by such proxy with respect to any additional matters that are within the purposes set forth in the notice of the special meeting as determined by a majority of the Acme board.

                      WHERE CAN YOU FIND MORE INFORMATION

     Acme files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "Commission") as it is currently subject to the informational requirements of the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information that we file at the Public Reference Section of the Commission's principal office, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Acme's public filings are also available to you from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http:// www.sec.gov."

     You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this
proxy statement. This proxy statement is dated             , 2000. You should
not assume that the information contained in the proxy statement is accurate as of any date other than that date.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           ACME ELECTRIC CORPORATION,

                              KEY COMPONENTS, LLC

                                      AND

                                KCI MERGER CORP.

                            DATED AS OF MAY 26, 2000

                          AGREEMENT AND PLAN OF MERGER

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I THE MERGER........................................................    1
        1.01    THE MERGER..................................................    1
        1.02    EFFECTIVE TIME..............................................    1
        1.03    CERTIFICATE OF INCORPORATION................................    1
        1.04    BY-LAWS.....................................................    1
        1.05    DIRECTORS AND OFFICERS......................................    1
        1.06    FURTHER ASSURANCES..........................................    2
        1.07    SHAREHOLDERS' MEETING.......................................    2
ARTICLE II CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS...............    3
        2.01    CONVERSION OR CANCELLATION OF SHARES........................    3
        2.02    EXCHANGE OF CERTIFICATES; PAYING AGENT......................    3
        2.03    DISSENTERS' RIGHTS..........................................    4
        2.04    TRANSFER OF SHARES AFTER THE EFFECTIVE TIME.................    4
        2.05    OPTIONS.....................................................    4
        2.06    SHARES UNDER EMPLOYEE STOCK PURCHASE PLAN AND 401K PLAN.....    5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................    5
        3.01    ORGANIZATION; QUALIFICATION.................................    5
        3.02    THE COMPANY'S CAPITALIZATION................................    5
        3.03    COMPANY EQUITY INVESTMENTS..................................    6
        3.04    AUTHORITY RELATIVE TO THIS AGREEMENT........................    6
        3.05    CONSENTS AND APPROVALS; NO VIOLATION........................    6
        3.06    SEC REPORTS; FINANCIAL STATEMENTS...........................    7
        3.07    PROXY STATEMENT.............................................    7
        3.08    UNDISCLOSED LIABILITIES.....................................    7
        3.09    ABSENCE OF CERTAIN CHANGES OR EVENTS........................    8
        3.10    TITLE, ETC..................................................    8
        3.11    INTELLECTUAL PROPERTY.......................................    9
        3.12    INSURANCE...................................................    9
        3.13    EMPLOYEE BENEFIT PLANS......................................   10
        3.14    LEGAL PROCEEDINGS, ETC......................................   12
        3.15    TAXES.......................................................   12
        3.16    MATERIAL AGREEMENTS.........................................   12
        3.17    COMPLIANCE WITH LAW.........................................   13
        3.18    INSIDER INTERESTS...........................................   13
        3.19    OFFICERS, DIRECTORS AND EMPLOYEES...........................   13
        3.20    ENVIRONMENTAL PROTECTION....................................   13
        3.21    BROKERS AND FINDERS.........................................   14
        3.22    VOTING REQUIREMENTS.........................................   14
        3.23    BOARD APPROVAL..............................................   14
        3.24    LABOR MATTERS...............................................   14
        3.25    TERMINATION.................................................   15
        3.26    NO OTHER REPRESENTATIONS OR WARRANTIES......................   15
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER...   15
        4.01    CORPORATION ORGANIZATION....................................   15
        4.02    AUTHORIZED CAPITAL..........................................   15
        4.03    CORPORATION AUTHORITY.......................................   15
        4.04    NO PRIOR ACTIVITIES.........................................   16

                                                                              PAGE
                                                                              ----
        4.05    GOVERNMENTAL FILINGS; NO VIOLATIONS.........................   16
        4.06    BROKERS AND FINDERS.........................................   16
        4.07    PROXY STATEMENT; OTHER INFORMATION..........................   16
        4.08    OWNERSHIP OF COMPANY CAPITAL STOCK..........................   16
        4.09    NO OTHER REPRESENTATIONS OR WARRANTIES......................   17
ARTICLE V COVENANTS OF THE PARTIES..........................................   17
        5.01    CONDUCT OF BUSINESS OF THE COMPANY..........................   17
        5.02    NOTIFICATION OF CERTAIN MATTERS.............................   18
        5.03    ACCESS TO INFORMATION.......................................   19
        5.04    SHAREHOLDERS' MEETING.......................................   19
        5.05    PROXY STATEMENT.............................................   19
        5.06    FURTHER INFORMATION.........................................   19
        5.07    FURTHER ASSURANCES..........................................   19
        5.08    INTERIM FINANCIAL STATEMENTS................................   19
        5.09    BEST EFFORTS................................................   20
        5.10    FILINGS.....................................................   20
        5.12    PUBLIC ANNOUNCEMENTS........................................   20
        5.13    INDEMNITY; D&O INSURANCE....................................   20
        5.14    OTHER POTENTIAL BIDDERS.....................................   21
        5.15    SHAREHOLDER LITIGATION......................................   22
        5.15    FINANCING COMMITMENTS.......................................   22
ARTICLE VI CONDITIONS TO THE MERGER.........................................   22
        6.01    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
                MERGER......................................................   22
        6.02    CONDITIONS TO THE OBLIGATIONS OF THE PARENT AND THE
                PURCHASER TO EFFECT THE MERGER..............................   23
        6.03    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO EFFECT THE
                MERGER......................................................   23
ARTICLE VII CLOSING.........................................................   23
        7.01    TIME AND PLACE..............................................   23
        7.02    FILINGS AT THE CLOSING......................................   24
ARTICLE VIII TERMINATION; AMENDMENT; WAIVER.................................   24
        8.01    TERMINATION.................................................   24
        8.02    EFFECT OF TERMINATION.......................................   24
        8.03    FEES AND EXPENSES...........................................   24
ARTICLE IX MISCELLANEOUS....................................................   25
        9.01    SURVIVAL OF REPRESENTATIONS AND WARRANTIES..................   25
        9.02    AMENDMENT AND MODIFICATION..................................   25
        9.03    WAIVER OF COMPLIANCE; CONSENTS..............................   25
        9.04    COUNTERPARTS................................................   26
        9.05    GOVERNING LAW...............................................   26
        9.06    NOTICES.....................................................   26
        9.07    ENTIRE AGREEMENT, ASSIGNMENT, ETC...........................   26
        9.08    VALIDITY....................................................   27
        9.09    HEADINGS....................................................   27
        9.10    SPECIFIC PERFORMANCE........................................   27
EXHIBIT A -- AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE
  COMPANY
EXHIBIT B -- BY-LAWS OF THE COMPANY

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of May 26, 2000, among Acme Electric Corporation, a New York corporation (the "Company"), Key Components, LLC, a Delaware limited liability company (the "Parent"), and KCI Merger Corp., a New York corporation (the "Purchaser").

     WHEREAS, the respective Boards of Directors of the Parent and the Purchaser have determined that it is in the best interests of their respective shareholders for the Purchaser to merge with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, the Board of Directors of the Company (the "Board"), based upon the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has determined that the Merger, upon the terms and subject to the conditions of this Agreement, is advisable, fair and in the best interests of the Company and its shareholders, has approved the Merger, this Agreement and the other transactions contemplated hereby and has recommended approval of the Merger and this Agreement by the shareholders of the Company.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.01 The Merger. Subject to the terms and conditions of this Agreement and the New York Business Corporation Law (the "BCL"), at the Effective Time, the Parent shall cause the Purchaser to merge with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (the Purchaser and the Company are sometimes hereinafter referred to as the "Constituent Corporations" and the Company is sometimes hereinafter referred to as the "Surviving Corporation") and shall, following the Merger, be governed by the laws of the State of New York, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, shall continue unaffected by the Merger. From and after the Effective Time, the Merger shall have the effects specified in the BCL.

     1.02 Effective Time. At the Closing contemplated in Section 7.01, the Company and the Parent will cause a Certificate of Merger (the "New York Certificate of Merger") to be executed and filed by the Company and the Purchaser with the Secretary of State of the State of New York as provided in the BCL. The Merger shall become effective as of the date and at the time the New York Certificate of Merger is duly filed with the Secretary of State of the State of New York, and such time is hereinafter referred to as the "Effective Time."

     1.03 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company, shall be amended and restated in its entirety to read substantially as set forth on Exhibit A (the "Restated Certificate"), and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCL.

     1.04 By-Laws. At the Effective Time, the By-Laws of the Company shall be amended and restated in their entirety to read substantially as set forth on Exhibit B, and such amended and restated By-Laws shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the BCL.

     1.05 Directors and Officers. At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Restated Certificate and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     1.06 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of this Agreement.

     1.07 Shareholders' Meeting.

          (a) As soon as practicable following delivery by the Parent to the Company of the financing commitment letters contemplated by Section 5.15 (the "Financing Commitments"), the Company, acting through the Board, shall, in accordance with the Certificate of Incorporation and By-Laws of the Company and with applicable law:

             (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders' Meeting"), to be held as soon as practicable for the purpose of approving and adopting this Agreement and the Merger; and

             (ii) file with the Securities and Exchange Commission ("SEC") a preliminary Proxy Statement and, after consultation with the Parent and the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after responding to all such comments to the satisfaction of the staff of the SEC.

          (b) Subject to its fiduciary obligations under applicable law, the Board will include in the Proxy Statement (as defined in Section 3.07) the recommendation of the Board that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and a statement that the cash consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders.

          Without limiting the generality of the foregoing, the Company agrees, except as provided in this Section 1.07, that its obligations pursuant to this Section 1.07 shall not be affected by either the commencement, public proposal, public disclosure or other communication to the Company of any offer to acquire some or all of the Shares (as defined below) or all or any substantial portion of the assets of the Company or any change in the recommendation of the Board.

          (c) Upon receipt of the Financing Commitments, the Company, the Parent and the Purchaser, as the case may be, shall promptly file any other filings required under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") or any other Federal or state securities or corporate laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its staff and of any request of the SEC for amendments or supplements to the Proxy Statement or by the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement, any Other Filings or the Merger. The Company, the Parent and the Purchaser each shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement, any Other Filings or the Merger. If at any time prior to the time of approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such amendment or supplement. The Company shall not mail the Proxy

     Statement or, except as required by the Exchange Act or the rules and regulations promulgated thereunder, any amendment or supplement thereto, to the Company's shareholders unless the Company has first obtained the consent of the Parent to such mailing (which consent shall not be unreasonably withheld or delayed).

                                   ARTICLE II
               CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS

     2.01 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each share of Common Stock, par value $1.00 per share of the Company (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than Shares held by shareholders exercising appraisal rights pursuant to Sections 623 and 910 of the BCL (the "Dissenting Shareholders"), and any shares held in the treasury of the Company) shall be converted into and represent the right to receive, without interest, an amount in cash equal to $9.00 (the "Merger Consideration") upon surrender of the certificate or certificates that, immediately prior to the Effective Time, represented issued and outstanding Shares (the "Certificates"). As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically canceled and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration without interest for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 2.02.

          (b) Each Share held in the Company's treasury immediately prior to the Effective Time shall no longer be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares.

          (c) Each share of Common Stock, no par value per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and non-assessable share of Common Stock, no par value per share, of the Surviving Corporation.

     2.02 Exchange of Certificates; Paying Agent.

          (a) Not less than ten (10) days prior to the Closing, the Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration specified in Section 2.01 upon surrender of Certificates converted into the right to receive cash pursuant to the Merger. At the Effective Time, the Parent shall pay to, or cause the Purchaser or the Surviving Corporation to pay to, the Paying Agent in immediately available funds an amount necessary for the payment of the aggregate Merger Consideration (the "Funds") upon surrender of Certificates pursuant to Section 2.01, it being understood that any and all interest earned on the Funds shall be paid over by the Paying Agent as the Parent shall direct.

          (b) Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of Shares, a letter of transmittal and instructions for use in effecting the surrender of Certificates representing Shares, in exchange for payment in cash therefor. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as the Parent shall reasonably specify. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to Section 2.01(a), after giving effect to any required tax withholdings, and such Certificate shall forthwith be canceled. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest shall accrue or be paid on any portion of the Merger Consideration.

          (c) One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by the Parent) made available to the Paying Agent by the Parent which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation for payment as general creditors thereof with respect to the cash payable upon due surrender of their Certificates.

          (d) The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

          (e) Notwithstanding anything to the contrary in this Section 2.02, none of the Paying Agent, the Parent, the Company, the Surviving Corporation or the Purchaser shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat or become the property of any Federal, state or local government agency or authority, court or commission), unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     2.03 Dissenters' Rights. Shares that have not been voted in favor of the approval and adoption of the Merger and with respect to which dissenters' rights shall have been demanded and perfected in accordance with Sections 623 and 910 of the BCL (the "Dissenting Shares") and not withdrawn shall not be converted into the right to receive cash at or after the Effective Time, but such Shares shall become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of New York unless and until the holder of such Dissenting Shares withdraws such holders' demand for such appraisal or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw such holders' demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in Section 2.01(a). The Company shall give the Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     2.04 Transfer of Shares After the Effective Time. No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration set forth in Section 2.01.

     2.05 Options. With respect to options to purchase shares of Common Stock of the Company (the "Options") outstanding pursuant to the Miranda Corporation's 1989 and 1998 Stock Option Plans and the Directors' Stock Option Plan (the "Stock Option Plans"), the Board (or if appropriate, any committee administering the Stock Option Plans) shall, as soon as practicable after the date hereof, adopt such resolutions or take such other actions as may be required to provide that each Option outstanding as of the date of this Agreement shall be accelerated so as to be fully exercisable prior to the Effective Time, subject to the condition that the holder of each such Option shall surrender all of such holder's outstanding and unexercised Options (whether or not presently exercisable) in consideration of the payment at the Effective Time of an amount of cash per share subject to each such Option equal to the difference between the exercise price of such Option and the Merger Consideration. At or prior to the Effective Time, the Company shall have procured the surrender of all outstanding Options or the consent of the holder of the Option to acquire upon payment of the exercise price an amount of cash equal to the Merger Consideration in lieu of each Share formerly covered thereby, such consent to be subject to consummation of the Merger.

     2.06 Shares Under Employee Stock Purchase Plan and 401K Plan. With respect to orders to purchase shares of Common Stock of the Company entered pursuant to the operation of the Acme Electric Employee Stock Purchase Plan or the Savings and Protection Plan for Employees of Acme Electric Corporation or the Savings and Protection Plan for New York Hourly Employees (the "Purchase Plans"), which have not been filled as of the Effective Time, the Company's Board (or if appropriate, any committee administering the Purchase Plans) shall, as soon as practicable after the date hereof, adopt such resolutions or take such other actions as may be required to provide that each outstanding order to purchase shares of Common Stock under the Purchase Plans which is unfilled at the Effective Time, shall be canceled in consideration of the payment at the Effective Time of an amount in cash equal to the number of shares to be acquired pursuant to the order multiplied by the Merger Consideration less the aggregate unpaid purchase price for such shares under the Purchase Plans. At or prior to the Effective Time, the Company shall procure the consents of any persons holding such orders to payment of the foregoing cash consideration in lieu of receipt of shares covered by the order.

                                  ARTICLE III
                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Parent and the Purchaser that:

     3.01 Organization; Qualification. The Company and the Subsidiaries (as defined in Section 3.03) are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation, and have all requisite corporate power and authority to own, lease and operate their properties and carry on their business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company's business or the location of its properties makes such qualification necessary, except for any such failure to qualify or be in good standing as shall not have a Material Adverse Effect (as defined in Section 3.05). The Company has heretofore made available to the Parent, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as currently in effect.

     3.02 The Company's Capitalization. The authorized capital stock of the Company consists solely of 8,000,000 Shares and 500,000 shares of Preference Stock, par value $10.00 per share. As of the date of this Agreement, there were 5,077,587 Shares issued and outstanding and 699 Shares held in the Company's treasury. There are no shares of Preference Stock issued and outstanding. All outstanding Shares have been duly authorized and validly issued, and, except as provided in Section 630 of the BCL, are fully paid, nonassessable and were issued free of preemptive rights. Except for the Options and rights under the Purchase Plans described in Section 2.05 and Section 2.06 hereof and except as set forth in Schedule 3.02 of the Company Disclosure Letter delivered to Parent as of the date hereof (the "Company Disclosure Letter"), there are no subscriptions, options, warrants, calls, rights, agreements or commitments relating to the issuance, sale, delivery or transfer by the Company (including any right of conversion or exchange under any outstanding security or other instrument) of its Shares. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding Shares. Schedule 3.02 of the Company Disclosure Letter contains a complete and accurate list of all holders of Options and any other options or rights of any kind to purchase or acquire shares of the Common Stock of the Company, together with the number of such options and the terms of such options held by each such holder.

     3.03 Company Equity Investments. Schedule 3.03 of the Company Disclosure Letter sets forth, as of the date of this Agreement: (i) the name of each subsidiary, the jurisdiction of its incorporation and each jurisdiction in which it is qualified to do business as a foreign corporation (the "Subsidiaries");
(ii) the name of each corporation, partnership, joint venture or other person (other than Subsidiaries) in which the Company, directly or indirectly, has, or pursuant to any agreement or agreements will have the right to acquire by any means, an equity interest or investment exceeding 10% of the equity capital thereof. Except as set forth in Schedule 3.03 of the Company Disclosure Letter, the Company does not own, directly or indirectly, or have the right to acquire, any equity security of another entity and has not made any loan or advance to any other entity.

     3.04 Authority Relative to this Agreement. The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly adopted by the Board, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and, except for the approval of the Merger by the shareholders of the Company in accordance with the BCL, no other corporate actions on the part of the Company are necessary to authorize this Agreement or the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent and the Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     3.05 Consents and Approvals; No Violation. Except as set forth in Schedule
3.05 of the Company Disclosure Letter, and except for any required approval of the Merger by the shareholders of the Company and the filing of the New York Certificate of Merger in accordance with the BCL, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company or the Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the Hart-Scott-Rodino Antitrust of 1976, as amended (the "HSR Act"), if applicable, (B) in connection with applicable requirements of the BCL, (C) in connection with the Exchange Act, (D) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect, and (E) for any requirements which became applicable to the Company or the Subsidiaries as a result of the specific regulatory status of the Parent or the Purchaser or as a result of any other facts that specifically relate to the business or activities in which the Parent or the Purchaser is or proposes to be engaged; (iii) constitute a breach or result in a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation of any kind to which the Company or the Subsidiaries is a party or by which the Company or the Subsidiaries or any of their assets may be bound, except for any such breach, default or right as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iv) assuming compliance with the BCL and the HSR Act, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to the Company or the Subsidiaries or any of their assets, which violation would have a Material Adverse Effect.

     For purposes of this Agreement, "Material Adverse Effect" means any event, change, occurrence, effect, fact or circumstance having, or which would reasonably be expected to have, a material adverse effect on (x) the business, assets, condition (financial or otherwise) or results of operation of the Company and the Subsidiaries, if any, taken as a whole or (y) the ability of the Company to consummate the transactions contemplated by this Agreement.

     3.06 SEC Reports; Financial Statements.

          (a) Since January 1, 1995, the Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "SEC Reports") required to be filed by it with the SEC pursuant to the federal securities laws and SEC rules and regulations. As of their respective dates, the SEC Reports complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports. As of their respective dates and as of the date any information from such SEC Reports has been incorporated by reference, the SEC Reports including, without limitation, any financial statements or schedules included therein, did not at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all contracts, agreements and other documents or instruments required to be filed as exhibits to the SEC Reports.

          (b) The consolidated balance sheets of the Company as of June 30, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the two years then ended (including the related notes and schedules thereto) contained in the Company's Form 10-K for the year ended June 30, 1999 present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and the published rules and regulations of the SEC with respect thereto, except as otherwise noted therein, including in the related notes.

          (c) The consolidated balance sheets and the related statements of earnings and cash flows (including, in each case, the related notes thereto) of the Company contained in the Form 10-Q for the quarterly period ended April 1, 2000 (the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X. The Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated), in all material respects, the consolidated financial position, results of operations and cash flows of the Company for all periods presented therein. The balance sheet of the Company as of April 1, 2000 is hereinafter referred to as the "Company Balance Sheet."

     3.07 Proxy Statement. None of the information to be supplied by and relating to the Company for inclusion or incorporation by reference in the forms of proxy in connection with the vote of the Company's shareholders with respect to the Merger and this Agreement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders (collectively the "Proxy Statement") will, at the time of the mailing of the Proxy Statement and at the time of the Shareholders' Meeting, contain any untrue statements of a material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With respect to the information relating to the Company, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. For purposes of this Section 3.07, any statement which is made or incorporated by reference in the Proxy Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or any statement included in the Proxy Statement modifies or supersedes such earlier statement.

     3.08 Undisclosed Liabilities. Except as disclosed in Schedule 3.08 of the Company Disclosure Letter, or in the SEC Reports and liabilities incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, there are no liabilities of the Company and the Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, due, to become due, determined, determinable or otherwise, having or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.09 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet and except with respect to the transactions contemplated by this Agreement (i) the business of the Company and the Subsidiaries have been conducted in the ordinary course consistent with past practice, (ii) there has not been any change in the business of the Company and the Subsidiaries which has had, or is expected to have, a Material Adverse Effect, and (iii) the Company and the Subsidiaries have not taken any action described in Section 5.01.

     3.10 Title, Etc.

          (a) The SEC Reports set forth a list of all of the land, which includes the buildings, structures and other improvements located thereon (the "Real Property"), which is owned in fee or leased by the Company or the Subsidiaries. The Company and the Subsidiaries have, with respect to personal property, good, and, with respect to Real Property, good, marketable and insurable, title to all of the properties and assets which they purport to own and which are material to the business, operation or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, free and clear of all mortgages, security interests, liens, claims, charges or other encumbrances of any nature whatsoever, except for (i) any liens, encumbrances or defects reflected in the Company Balance Sheet; (ii) any liens, encumbrances or defects which do not, individually or in the aggregate, materially detract from the fair market value (free of such liens, encumbrances or defects) of the property or assets subject thereto or materially interfere with the current use by the Company or the Subsidiaries of the property or assets subject thereto or affected thereby or otherwise have a Material Adverse Effect; (iii) any liens or encumbrances for taxes not delinquent or which are being contested in good faith, provided that adequate reserves for the same have been established on the Company Balance Sheet; (iv) any liens or encumbrances for current taxes and assessments not yet past due; (v) any inchoate mechanic's and materialmen's liens and encumbrances for construction in progress; (vi) any workmen's, repairmen's, warehousemen's and carriers' liens and encumbrances arising in the ordinary course of business, so long as such liens have not been filed; (vii) any liens of the type referred to in clause (vi) above that have been filed, so long as such liens do not aggregate in excess of $25,000; (viii) liens securing obligations referred to in Section 5.01(b); and (ix) with respect to Real Property, any liens, encumbrances or defects which are matters of record, including but not limited to, easements, quasi-easements, rights of way, land use ordinances and zoning plans.

          (b) Schedule 3.10 of the Company Disclosure Letter sets forth a list of all of the leases and subleases under which, as of the date hereof, the Company or its Subsidiaries has the right to occupy space (the "Real Property Leases"). The Company has heretofore delivered or made available to the Parent a true, correct and complete copy of all of the Real Property Leases, including all amendments thereto. All Real Property Leases and material leases pursuant to which the Company or the Subsidiaries leases personal property from others are, in all material respects, valid, binding and enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law; neither the Company nor its Subsidiaries has received written or, to the Company's knowledge (as defined below), oral notice of any default by the Company or its Subsidiaries under any Real Property Lease which would have a Material Adverse Effect; there are no existing defaults, or any condition or event which with the giving of notice or lapse of time would constitute a default, by the Company or its Subsidiaries thereunder which would have a Material Adverse Effect; and, with respect to the Company's or its Subsidiaries' obligations thereunder, to the Company's knowledge, no uncured default or event or condition on the part of any landlord exists under any Real Property Lease which with the giving of notice or the lapse of time would constitute a default thereunder which would have a Material Adverse Effect. For the purposes of this Agreement, the phrase "to the Company's knowledge" shall mean the actual knowledge of Robert J. McKenna, Michael A. Simon, Daniel K. Corwin, Nicola
     T. Arena, John E. Gleason and Jorge A. Luna.

          (c) All of the land, buildings, structures and other improvements occupied by the Company or its Subsidiaries material to the conduct of its business are included in the Real Property and the Real Property Leases.

          (d) Except as contained in the Real Property Leases, neither the Company nor its Subsidiaries owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property and the Real Property Leases or any portion thereof or interest therein.

          (e) To the Company's knowledge, the Company has no ongoing or present material obligations or liabilities with respect to the Real Property formerly owned, leased or occupied by the Company or its Subsidiaries.

     3.11 Intellectual Property.

          (a) The Company and the Subsidiaries, directly or indirectly, own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how and tangible or intangible proprietary information or material that are material to the business of the Company and the Subsidiaries as presently conducted (the "Company Intellectual Property Rights").

          (b) Either the Company or the Subsidiaries is the sole and exclusive owner of, or the exclusive or non-exclusive licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and, in the case of the Company Intellectual Property Rights owned by the Company or the Subsidiaries, has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used. Except as described in the SEC Reports, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the Company's knowledge, are threatened by any person that are reasonably likely to have a Material Adverse Effect. All registered trademarks, service marks and copyrights held by the Company and the Subsidiaries which are material to the business, and to the Company's knowledge, all other registered trademarks, service marks and copyrights, are valid and subsisting. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or the Subsidiaries that would have a Material Adverse Effect. No Intellectual Property Right is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any Subsidiaries, except to the extent any such restriction would not have a Material Adverse Effect. Except as set forth in Schedule 3.11(b) of the Company Disclosure Letter, neither the Company nor the Subsidiaries has entered into any agreement (other than exclusive distribution agreements) under which the Company or the Subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market, except to the extent any such restriction would not have a Material Adverse Effect.

          (c) The Company and the Subsidiaries have taken all measures the Company reasonably believes were necessary to make their computer systems, software, hardware, firmware, middleware and other information technology (collectively, "Information Technology") Year 2000 Ready (as defined below). The Company and the Subsidiaries have previously made available to the Parent copies of all year 2000 warranties that the Company or the Subsidiaries has provided, and currently provides, to customers. As used in this Agreement, "Year 2000 Ready" shall mean that Information Technology is designed to be used prior to, during and after the calendar year 2000 A.D. and such Information Technology will accurately receive, provide and process date/time data (including, without limitation, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries A.D., and leap year calculations and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data (including, without limitation, to the extent that other Information Technology used in combination with such Information Technology properly exchanges date/time data with it).

     3.12 Insurance. Schedule 3.12 of the Company Disclosure Letter identifies all material property, general liability and casualty insurance policies which currently insure the Company and the Subsidiaries. Such policies are adequate in the view of the management of the Company for the assets and operations of the Company and the Subsidiaries as currently conducted.

     3.13 Employee Benefit Plans.

          (a) Schedule 3.13 of the Company Disclosure Letter sets forth a complete and correct list of all "employee benefit plans", as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) maintained, or contributed to, by the Company, the Subsidiaries or any trade or business (whether or not incorporated) which is treated with the Company or the Subsidiaries as a single employer under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") with respect to employees of the Company, the Subsidiaries or their ERISA Affiliates ("Company Benefit Plans"). Each Company Benefit Plan is in writing, and the Company has previously furnished or made available to the Parent a true and complete copy of each Company Benefit Plan document, including all amendments thereto, and a true and complete copy of each material document prepared in connection with each such Company Benefit Plan, including, without limitation, if applicable, (i) a copy of each current trust or other funding arrangement,
     (ii) the most recent summary plan description and any summary of material modifications issued subsequent to such summary plan description, (iii) the three most recently filed Form 5500's, including all attachments thereto,
     (iv) the most recently received Internal Revenue Service ("IRS") determination letter for each such Company Benefit Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan. Neither the Company nor the Subsidiaries have any express or implied commitment (i) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

          (b) None of the Company, the Subsidiaries or any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA that has not been satisfied in full (other than liability for premiums to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course), including, without limitation, any liability in connection with the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA and no fact or event exists which could give rise to any such liability. No complete or partial termination, as defined in Section 411(d) of the Code has occurred within the six years preceding the date hereof with respect to any Company Benefit Plan, which was intended to be a plan qualified under Section 401 of the Code.

          (c) Within the six years preceding the date hereof, there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to any of the Company Benefit Plans subject to Title IV of ERISA which would require the giving of notice, or for which notice has been waived, or any event requiring notice to be provided under Section 4063(a) of ERISA.

          (d) Within the six years preceding the date hereof, the Company, the Subsidiaries or any ERISA Affiliate have not sponsored, funded or contributed to any benefit plan that is a multiple employer plan subject to Sections 4063 and 4064 of ERISA or a multiemployer plan as defined in
     Section 3(37) of ERISA. Within the six years preceding the date hereof, no Company Benefit Plan has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code or Section 302 of ERISA. None of the Company, the Subsidiaries or any ERISA Affiliate or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any entity other than the Company, the Subsidiaries or any ERISA Affiliate during the five-year period ending on the Effective Time.

          (e) Each of the Company Benefit Plans intended to qualify under
     Section 401(a) of the Code ("Qualified Plans") (i) has received a favorable determination letter from the Internal Revenue Service that such Plan is so qualified or (ii) is a standardized prototype plan the form of which has been approved by the Internal Revenue Service, and, except as disclosed on
     Schedule 3.13 of the Company Disclosure Letter, nothing has occurred with respect to the form or operation of any such Plan which, either individually or in the aggregate, would cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code, which loss or imposition would have a Material Adverse Effect.

          (f) None of the Company, the Subsidiaries nor any ERISA Affiliate has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan. Neither the Company nor any Subsidiaries is currently liable or has previously incurred any liability within the six years preceding the date hereof for any tax or penalty arising under Subtitle D, Chapter 43 of the Code or Section 502 of ERISA which liability would have a Material Adverse Effect, and, to the Company's knowledge, no fact or event exists which could give rise to any such liability. Neither the Company nor any ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any lien or requirement to post any such security.

          (g) To the Company's knowledge, all contributions and premiums required by law or by the terms of any Company Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

          (h) The liabilities of each Company Benefit Plan that has been terminated or otherwise wound up have been fully discharged in compliance with applicable law.

          (i) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Company Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Company Benefit Plans which, either individually or in the aggregate, could result in a Material Adverse Effect.

          (j) There are no pending legal proceedings which have been asserted or instituted against any of the Company Benefit Plans, the assets of any such Plans or the Company or any ERISA Affiliate or the plan administrator or any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than ordinary and usual benefits claims).

          (k) Each of the Company Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable laws and regulations. All amendments and actions required to bring each of the Company Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws and regulations have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

          (l) Except as set forth on Schedule 3.13 of the Company Disclosure Letter, the Company and the Subsidiaries have never maintained a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense), and the Company, the Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

          (m) Other than as set forth in Schedule 3.13 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, retention bonus or golden parachute payment) becoming due to any director, independent contractor or employee of the Company or the Subsidiaries, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (n) The Company and the Subsidiaries are in compliance in all material respects with applicable laws and collective bargaining agreements with respect to all benefit plans contracts and arrangements covering non-U.S. Business Employees ("Non-U.S. Benefit Plans") . The Company and the Subsidiaries have no unfunded liabilities in violation of local law. All benefits payable under each of the Non-U.S. Benefit Plans are provided in accordance with the terms of the governing provisions of the relevant Non-U.S. Benefit Plan. The Company and the Subsidiaries are not aware of any failure to comply with any applicable law which would or is reasonably likely to result in the loss of tax approval or qualification of any Non-U.S. Benefit Plans.

     3.14 Legal Proceedings, Etc. Except as set forth in Schedule 3.14 of the Company Disclosure Letter, (i) there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or the Subsidiaries before any court or governmental or regulatory authority or body with respect to which there is reasonable likelihood of a determination which would have a Material Adverse Effect alone or in the aggregate, and (ii) the Company and the Subsidiaries are not subject to any outstanding order, writ, judgment, injunction or decree of any court or governmental or regulatory authority or body including, but not limited to, the SEC.

     3.15 Taxes. The Company and the Subsidiaries have duly filed all material foreign, federal, state and local income, franchise, excise, real and personal property and other Tax (as defined below) returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company and the Subsidiaries prior to the date hereof. All of the foregoing returns and reports are true and correct in all material respects, and the Company and the Subsidiaries have paid or, prior to the Effective Time will pay, all Taxes, interest and penalties (whether or not shown on such returns or reports) as due or (except to the extent the same are contested in good faith) claimed to be due to any federal, state, local or other taxing authority. The Company has paid and will pay all installments of estimated taxes due on or before the Effective Time. All taxes and state assessments and levies which the Company and the Subsidiaries are required by law to withhold or collect have been withheld or collected and have been paid to the proper governmental authorities or are held by the Company for such payment. The Company and the Subsidiaries have paid or made adequate provision in accordance with GAAP in the financial statements of the Company for all Tax payable in respect of all periods ending on or prior to the date of this Agreement and will have made or provided for all Taxes payable in respect of all periods ending on or prior to the Closing Date. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled. The Company and the Subsidiaries have paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Tax required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the financial statements have been established or which are being contested in good faith. The Company has not given nor been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes. No claim has ever been made by an authority in a jurisdiction in which the Company has not filed Tax returns that it is or may be subject to taxation by that jurisdiction. There are no claims or assessments pending against the Company or the Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing, of any proposed Tax claims or assessments against the Company or the Subsidiaries. There is no existing tax sharing agreement that may or will require that any payment be made by or to the Company on or after the Closing Date. The Company has never been part of an affiliated group filing consolidated federal (or other) income tax returns (other than as a parent of such affiliated group) and has no liability for Taxes of any other entity (i) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law),
(ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. "Tax or Taxes" shall mean all taxes, levies or other assessments of whatever kind, including, without limitation, income, excise, property, sales, transfer, gross receipts, employment, withholding, import and franchise taxes and customs duties imposed by the United States, or any state, county, local or foreign government, or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

     3.16 Material Agreements. The Company has made available to the Parent true and accurate copies of any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be described in or filed as an exhibit to any SEC Report (the "Company Material

Contracts"). All such Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or the Subsidiaries in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law. Except as set forth in Schedule 3.16 of the Company Disclosure Letter, no consent of any person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for consents the absence of which would not have a Material Adverse Effect, and neither the Company nor the Subsidiaries is in material violation or breach of or default under any such Company Material Contract; nor to the Company's knowledge is any other party to any such Company Material Contract in violation or breach of or default under any such Company Material Contract.

     3.17 Compliance with Law. The Company and the Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Material Adverse Effect (the "Company Permits"). The Company and the Subsidiaries are in material compliance with applicable laws and the terms of the Company Permits. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, the Company has not received any written, or to the Company's knowledge, oral notice that the business operations of the Company and the Subsidiaries are being conducted in violation of any law, ordinance or regulation of any governmental entity.

     3.18 Insider Interests. The SEC Reports set forth all material contracts, agreements with and other obligations to officers, directors and employees or shareholders of the Company and the Subsidiaries. Except as set forth in the SEC Reports, no officer, director or shareholder of the Company or the Subsidiaries, and no entity controlled by any such officer, director or shareholder, and no relative or spouse who resides with any such officer, director or shareholder
(i) owns, directly or indirectly, any material interest in any person that is or is engaged in business other than on an arm's-length basis as, a competitor, lessor, lessee, customer or supplier of the Company or the Subsidiaries or (ii) owns, in whole or in part, any tangible or intangible property material to the conduct of the business that the Company or the Subsidiaries use in the conduct of its business.

     3.19 Officers, Directors and Employees. Schedule 3.19 of the Company Disclosure Letter sets forth the name and current compensation of each officer, director or employee of the Company and the Subsidiaries whose current annual rate of compensation from the Company or the Subsidiaries (including bonuses but excluding commission-only compensation) exceeds $100,000.

     3.20 Environmental Protection. Notwithstanding anything in this Agreement to the contrary, this Section 3.20 is the sole representation with respect to environmental matters. Except as set forth in Schedule 3.20 of the Company Disclosure Letter, the Company and the Subsidiaries have obtained all material permits, certificates, licenses, approvals and other authorizations (collectively "Environmental Permits") relating to health, safety, sanitation, pollution or protection of the environment, including those relating to emissions, discharges, releases of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes. Except as set forth in Schedule 3.20 of the Company Disclosure Letter, the Environmental Permits are in full force and effect and the Company and the Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits. Except as set forth in Schedule 3.20 of the Company Disclosure Letter, the Company and the Subsidiaries are also in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable foreign, federal, state or local environmental health and safety laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, if any ("Pertinent Environmental Laws"). Except as set forth in Schedule 3.20 of the Company Disclosure Letter, to the Company's knowledge, there are no past or present events, conditions, circumstances, activities, practices or incidents which, with the passage of time or the giving of notice, or both, would constitute a violation of Pertinent Environmental Law or contract, lease or agreement with any third party, or noncompliance with any Environmental Permit, or which may prevent compliance or continued compliance with Pertinent Environmental Laws, or which may give rise to any material common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding or governmental investigation. Except as set forth in
Schedule 3.20 of the Company Disclosure Letter, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the Company's knowledge, threatened against the Company or the Subsidiaries relating in any way to any Pertinent Environmental Laws. There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any foreign, federal, state or local court, governmental agency or authority which require any material change in the present use, operation or condition of the Real Property or, pursuant to applicable Pertinent Environmental Laws, any material work, repairs, construction, containment, cleanup, investigation, removal or other remedial action or material capital expenditure.

     3.21 Brokers and Finders. Other than Ernst & Young LLP, neither the Company nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or investment banking fees in connection with the transactions contemplated herein.

     3.22 Voting Requirements. The affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of the Shares outstanding as of the record date for the Company Special Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

     3.23 Board Approval. The Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined, subject to and conditioned upon receipt of the fairness opinion required pursuant to Section 6.01(d) hereof, that this Agreement and the Merger are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the Merger and (iii) subject to its fiduciary obligations under applicable law, recommended that the shareholders of the Company adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's shareholders at the Shareholders' Meeting. The Company Board Approval constitutes adoption of this Agreement for purposes of
Section 902 of the BCL. No state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

     3.24 Labor Matters. (a) Schedule 3.24 of the Company Disclosure Letter sets forth a list of all of the collective bargaining agreements to which the Company or the Subsidiaries is a party or is subject. The Company has heretofore delivered or made available to the Parent true, correct and complete copies of all the collective bargaining agreements listed in Schedule 3.24, and copies of all grievances, grievance responses, grievance settlement agreements, and labor arbitrator decisions and awards arising under any such collective bargaining agreements or predecessor agreements within the three years preceding the date hereof. Except to the extent set forth in Schedule 3.24, and except for such matters as would not have or result in a Material Adverse Effect (a) the Company and the Subsidiaries are in compliance with all applicable laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, and employee safety and health, and all of the provisions of the aforementioned collective bargaining agreements listed in
Schedule 3.24; (b) neither the Company nor the Subsidiaries has received written, or to the Company's knowledge, oral notice of any unfair labor practice charge or complaint pending before the National Labor Relations Board; (c) there is no labor strike, work slowdown or stoppage currently pending or, to the Company's knowledge threatened by any authorized representative of any union or other representative of employees against or affecting the Company or the Subsidiaries and none has occurred since 1995; (d) neither the Company nor the Subsidiaries has received written, or to the Company's knowledge, oral notice that any representation petition has been filed with the National Labor Relations Board respecting the employees of the Company or the Subsidiaries; (e) no labor grievance or arbitration proceeding arising out of or arising under any of the aforementioned collective bargaining agreements is pending against the Company or the Subsidiaries; (f) neither the Company nor the Subsidiaries is currently engaged in collective bargaining negotiations; and (g) neither the Company nor the Subsidiaries has received written, or to the Company's knowledge, oral notice of any discrimination, harassment or retaliation allegations, charges or complaints pending before the Equal Employment Opportunity Commission, New York State Division of Human Rights or any other agency or Court, state or federal, or threat of same. (b) Schedule 3.24 lists all individual employment agreements between the Company or the Subsidiaries and one or more employees. The Company has heretofore delivered to the Parent true, correct and complete copies of all such employment agreements with its employees. All employment agreements to which the Company or the Subsidiaries is a party are, in all material respects, valid and binding.

     3.25 Termination. The Company has simultaneously with the execution and delivery of this Agreement terminated that certain Agreement and Plan of Merger among the Company, Miranda Holdings, Inc. and Miranda Acquisition Corp. dated April 26, 2000 and such is no longer in force or effect.

     3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, anything described in or listed in the Company Disclosure Letter, neither the Company nor any other person makes any representation or warranty to the Parent or the Purchaser, express or implied, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company or any of its officers, directors, employees, agents or representatives or any other person, notwithstanding the delivery or disclosure to the Parent or the Purchaser or any of its officers, directors, employees, agents or representatives or any other person of any document or other information by the Company or any of its officers, directors, employees, agents or representatives or any other person. Any material document delivered by the Company pursuant to this Agreement is a true, correct and complete copy of such document, and has not been modified or amended unless such amendment or modification is included with such document.

                                   ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                          THE PARENT AND THE PURCHASER

The Parent and the Purchaser represent and warrant to the Company that:

     4.01 Corporation Organization. The Parent is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware , and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of New York. The Parent and the Purchaser each has all requisite power and authority to own its assets and carry on its business as now being conducted or proposed to be conducted. Each of the Parent and the Purchaser has delivered to the Company complete and correct copies of its Operating Agreement, Certificate or Articles of Incorporation and By-Laws, as applicable, as in effect on the date hereof.

     4.02 Authorized Capital. The authorized capital stock of the Purchaser consists of 200 shares of Common Stock, no par value per share, of which one share shall be outstanding as of the Effective Time. All of the issued and outstanding shares of capital stock of the Purchaser are validly issued, fully paid, nonassessable and free of preemptive rights and all liens.

     4.03 Corporation Authority. Each of the Parent and the Purchaser has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of the Parent and the Purchaser, the performance by the Parent and the Purchaser of its obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate or limited liability company proceeding on the part of the Parent or the Purchaser is necessary for the execution and delivery of this Agreement by the Parent and the Purchaser and the performance by the Parent and the Purchaser of its obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     4.04 No Prior Activities. The Purchaser has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement and the consummation of the transactions contemplated hereby and thereby. The Purchaser has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated hereby and thereby.

     4.05 Governmental Filings; No Violations.

          (a) Other than the filing of the New York Certificate of Merger in accordance with the BCL, the Restated Certificate of Incorporation and the HSR Filing, no notices, reports or other filings are required to be made by the Parent or the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or the Purchaser from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

          (b) Neither the execution and delivery of this Agreement by the Parent or the Purchaser nor the consummation by the Parent or the Purchaser of the transactions contemplated hereby nor compliance by the Parent or the Purchaser with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of its Operating Agreement, Certificate or Articles of Incorporation or By-Laws, as applicable, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Parent or the Purchaser is a party or by which it or any of its properties or assets may be bound, (iii) require the creation or imposition of any lien upon or with respect to the properties of the Parent or the Purchaser or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Purchaser or any of its properties or assets, excluding from the foregoing clauses (iii) and (iv) violations, breaches or defaults which in the aggregate, would not have a material adverse effect on the business, financial condition or operations of the Parent or the Purchaser or which would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

     4.06 Brokers and Finders. Neither the Parent, the Purchaser nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders fees or investment banking fees in connection with the transactions contemplated herein.

     4.07 Proxy Statement; Other Information. None of the information to be supplied by and relating to the Parent or the Purchaser for inclusion or incorporation in the Proxy Statement or any schedules required to be filed with the SEC in connection therewith and described therein as being supplied by the Parent or the Purchaser will, at the respective times that the Proxy Statement or any amendments or supplements thereto or any such schedules are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.08 Ownership of Company Capital Stock. As of the date of this Agreement, neither the Parent, the Purchaser nor any of their respective affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), shares of capital stock of the Company.

     4.09 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, or any other document delivered pursuant to this Agreement, neither the Parent or the Purchaser nor any other person makes any representations or warranty to the Company, express or implied, and the Parent and the Purchaser hereby disclaim any such representation or warranty, whether by the Parent or the Purchaser or any of its or their officers, directors, employees, agents or representatives or any other person, notwithstanding the delivery or disclosure to the Company or any of its officers, directors, employees, agents or representatives or any other person of any document or other information by the Parent and the Purchaser or any of their officers, directors, employees, agents or representatives or any other person. Any document delivered by the Parent or the Purchaser pursuant to this Agreement is a true, correct and complete copy of such document, and has not been modified or amended unless such amendment or modification is included with such document.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

     5.01 Conduct of Business of the Company. Except as contemplated by this Agreement or as set otherwise agreed by the Parent in writing, during the period from the date of this Agreement to the Effective Time, each of the Company and the Subsidiaries will conduct its business and operations only in the ordinary and usual course of business consistent with past practice and will seek to preserve intact the current business organization, and preserve its relationships with customers, suppliers and others having business dealings with the Company to the end that the goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement, prior to the Effective Time, without the advance written consent of the Parent, neither the Company nor any of the Subsidiaries will:

          (a) Except to the extent required by applicable law, amend its Certificate of Incorporation or By-Laws;

          (b)(i) Create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases or other capital expenditures, except indebtedness for borrowed money incurred in the ordinary course of business, provided that the proceeds thereof are not distributed to the shareholders of the Company; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; provided, however, that the Company may endorse negotiable instruments in the ordinary course of business consistent with past practice;

          (c) Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

          (d) Issue, sell, grant, purchase or redeem, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe to, or subdivide or in any way reclassify, any shares of its capital stock, except in any case above pursuant to
     Section 2.05 with respect to the Options or pursuant to Section 2.06 with respect to the Purchase Plans; provided, however, that from and after the date hereof, the Company will permit no further orders for shares under the Purchase Plans;

          (e) Other than funding in the aggregate amount of $25,000 in connection with those certain Supplemental Executive Compensation Agreements between the Company and each of Robert McKenna and Daniel Corwin, (i) Increase the rate of compensation payable or to become payable by the Company to its directors, officers or employees, whether by salary or bonus, other than in the ordinary course of business consistent with past practice or (ii) increase the rate or term of, or otherwise alter, any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees other than renewals of contractual arrangements made in the ordinary course of business consistent with past practice;

          (f) Enter into any agreement, commitment or transaction (other than borrowings permitted by Section 5.01(b)), except agreements, commitments or transactions in the ordinary course of business consistent with past practice;

          (g) Sell, transfer, mortgage, pledge, grant any security interest or permit the imposition of any lien or other encumbrance on any asset other than in the ordinary course of business consistent with past practice and except pursuant to the Credit Agreement (other than with respect to the assets constituting the Company's aerospace division);

          (h) Waive any right under any contract or other agreement identified in the Company Disclosure Letter if such waiver would have a Material Adverse Effect;

          (i) Except as required by GAAP, the SEC or applicable law, make any material change in its accounting methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting purposes or, other than normal writedowns or writeoffs consistent with past practices, make any writedowns of inventory or writeoffs of notes or accounts receivable;

          (j) Make any loan or advance to any of its shareholders, officers, directors, employees (other than advances to field sales personnel, vacation advances, relocation advances and travel advances in each case made in the ordinary course of business in a manner consistent with past practice) or make any other loan or advance to any other person or group otherwise than in the ordinary course of business consistent with past practice;

          (k) Terminate or fail to renew any contract including, all current insurance policies, or other agreements (excluding customer leases or contracts), the termination or failure of which to renew would have a Material Adverse Effect;

          (l) Enter into any collective bargaining agreement;

          (m) Take, agree to take, or knowingly permit to be taken any action, or do or, with respect to anything within the Company's control, knowingly permit to be done anything in the conduct of its business which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of the Company to be or become untrue in any material respect;

          (n) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole;

          (o) make any Tax election that would reasonably be expected to have a Material Adverse Effect or settle or compromise any material Tax liability;

          (p) settle or compromise any claim (including arbitration) or litigation involving payments by the Company in excess of $50,000 individually, or $100,000 in the aggregate, which is not subject to insurance reimbursement without the prior written consent of the Parent; or

          (q) Agree to do any of the foregoing.

     5.02 Notification of Certain Matters. The Company shall give prompt notice to the Parent of: (a) any written, or to the Company's knowledge, oral notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (b) any written, or to the Company's knowledge, oral notice or other communication from any regulatory authority in connection with the transactions contemplated by this Agreement; and (c) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened or involving the Company or the Subsidiaries, or any of their respective properties or assets, which, if pending on the date hereof, would have been required to have been disclosed in the Company Disclosure Letter pursuant to the provisions of Section 3.14; and (d) the occurrence of any event having, or which insofar as can be reasonably foreseen would have, a Material Adverse Effect.

     5.03 Access to Information. Between the date of this Agreement and the Effective Time, the Company will during ordinary business hours and upon reasonable advance notice, (i) give the Parent and the Parent's authorized representatives access the Parent shall reasonably request to all of its books, records (including, without limitation, the workpapers of the Company's outside accountants), contracts, commitments, plants, offices and other facilities and properties, and its personnel, representatives, accountants and agents (including prospective lenders); (ii) permit the Parent to make such inspections thereof as it may reasonably request (including, without limitation, observing the Company's physical inventory of its assets), (iii) cause its officers and advisors to furnish to the Parent its financial and operating data and such other existing information with respect to its business, properties, assets, liabilities and personnel (including, without limitation, title insurance reports, real property surveys and environmental reports, if any), as the Parent may from time to time reasonably request, (iv) take such actions as the Parent reasonably deems appropriate to verify the existence and condition of equipment leased by the Company to its customers, and (v) permit the Parent's accountants to conduct such confirmation and testing procedures with respect to the Company's receivables as the Parent reasonably deems appropriate; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company. Any and all information disclosed by or on behalf of the Company to the Parent or the Parent's authorized representatives in accordance with this Section 5.03 shall be subject to the terms of the Confidentiality Agreement, dated May 3, 2000, between the Company and Key Components, Inc. (the "Confidentiality Agreement").

     5.04 Shareholders' Meeting. Subject to the requirements of Section 5.15, the Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-Laws, to convene the Shareholders' Meeting as promptly as reasonably practicable after the date on which the definitive Proxy Statement has been mailed to the Company's shareholders for the purpose of considering and taking action upon the Merger and this Agreement. Subject to the fiduciary obligations of the Board under applicable law and as otherwise contemplated by this Agreement, the Company shall, through the Board, recommend to its shareholders approval of the Merger and this Agreement.

     5.05 Proxy Statement. The Parent and the Company shall, as promptly as possible, prepare and, subject to the requirements of Section 5.15, file with the SEC the Proxy Statement, and forms of proxy in connection with the vote of the Company's shareholders with respect to the Merger and this Agreement and any required Other Filings. The Company and the Parent shall each use all reasonable efforts to cause the Proxy Statement to be mailed to shareholders of the Company at the earliest practicable date contemplated by Section 1.07. If at any time prior to the Effective Time any event with respect to the Company should occur and is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company.

     5.06 Further Information. The Company and the Parent shall give prompt written notice to the other of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including the Company, the Parent or the Purchaser receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to knowledge to be or become untrue in any material respect) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Merger Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.07 Further Assurances. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such instruments and take such other action as the other parties hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby and thereby.

     5.08 Interim Financial Statements. Within 45 days after the end of each fiscal quarter and 90 days after the end of any fiscal year after the date of this Agreement, and until the Effective Time, the Company will deliver to the Parent its Form 10-Q's or 10-K's, as the case may be, for such quarter or year. The financial statements contained therein shall fairly present in all material respects their respective financial condition, results of operations and cash flows and changes in financial position as at the date or for the periods indicated in accordance with GAAP consistently applied in accordance with past practice, shall be prepared in conformity with the requirements of Regulation S-X under the Exchange Act and shall be accompanied by a certificate of the principal financial officer (or independent certified public accountant in the case of year end financials) of the Company to such effect.

     5.09 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use their commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and shall use its commercially reasonable best efforts to satisfy the conditions to the transactions contemplated hereby and to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, including, but not limited to, filings to the extent required under the Exchange Act and HSR Act. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of the parties hereto shall take such action. Without limiting the generality of the foregoing, the Company, the Parent and the Purchaser will defend against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby. From time to time after the date hereof, without further consideration, the Company will, at its own expense, execute and deliver such documents to the Parent as the Parent may reasonably request in order to consummate such transactions. From time to time after the date hereof, without further consideration, the Parent will, at its own expense, execute and deliver such documents to the Company as the Company may reasonably request in order to consummate the Merger.

     5.10 Filings. The Company and the Parent will file, or cause to be filed, as promptly as possible, with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act the notification required by the HSR Act, including all requisite documents, materials and information therefor, and request early termination of the waiting period under the HSR Act. Each of the Company and the Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Company and the Parent shall each keep the other apprised of the status of any inquiries or requests for additional information made by any governmental authority and shall comply promptly with any such inquiry or request.

     5.11 Public Announcements. The initial press release relating to the transactions contemplated hereby shall be a joint press release, and thereafter the Company and the Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or with National Association of Securities Dealers, Inc.

     5.12 Indemnity; D&O Insurance.

          (a) The Parent shall cause all rights to indemnification by the Company now existing in favor of each present and former director or officer of the Company (hereinafter referred to in this Section as the "Indemnified Parties") as provided in the Company's Certificate of Incorporation, By-Laws or indemnification agreements to survive the Merger and to continue in full force and effect as rights to indemnification by the Surviving Corporation for a period of at least six years following the Effective Time.

          (b) Subject to the terms set forth herein, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred by an Indemnified Party to the extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action, alleged action, omission or alleged omission occurring on or prior to the Effective Time in their capacity as director or officer (including, without limitation, any claims, actions, suits, proceedings and investigations which arise out of or relate to the transactions contemplated by this Agreement) for a period of six years after the Effective Time, provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          (c) Any Indemnified Party wishing to claim indemnification under this
     Section 5.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section 5.12 unless and to the extent that such failure materially prejudices the Parent or the Surviving Corporation; it being understood that it shall be deemed to materially prejudice the Parent or the Surviving Corporation, as the case may be, if, as a result of such failure to notify, the Parent or the Surviving Corporation is not given an opportunity to assume the defense of such claim, action, suit, proceeding or investigation within a reasonably prompt time after such claim, action, suit, proceeding or investigation is asserted or initiated. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation or the Parent shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense hereof, except that if the Parent or Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Parent or Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that in no event shall the Parent or Surviving Corporation be required to pay fees and expenses, including disbursements and other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there are issues which raise conflicts of interest that require more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Parent and the Indemnified Party shall cooperate in the defense of any such matter, and (iii) the Parent and the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of one of them (which consent shall not be unreasonably withheld); and provided, further, that the Parent and Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (d) For a period of not less than six years after the Effective Time, the Parent shall cause the Surviving Corporation to use its best reasonable efforts to maintain, if available for an annual premium not in excess of $70,000, officers' and directors' liability insurance covering the Indemnified Parties who are presently covered by the Company's officers' and directors' liability insurance, (copies of which have been delivered to the Parent), with respect to acts or omissions occurring at or prior to the Effective Time, on terms no less favorable than those in effect on the date hereof or at the Effective Time, or if such insurance coverage is not available for an annual premium not in excess of $70,000 to obtain the amount of coverage that is available for an annual premium of $70,000.

          (e) The covenants contained in this Section 5.12 shall survive the Effective Time until fully discharged and are intended to benefit each of the Indemnified Parties.

     5.13 Other Potential Bidders. The Company, its affiliates and their respective officers, directors, employees, investment bankers, attorneys and other representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to the acquisition of or an investment in the Company (other than with respect to the assets constituting the Company's aerospace division), whether in the form of a merger, amalgamation, consolidation, share exchange, recapitalization, business combination, purchase of stock, acquisition of assets, joint venture, strategic alliance or otherwise (an "Acquisition Proposal"). Neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent and the Purchaser) concerning any Acquisition Proposal, or take any other action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal; provided, however, that if at any time prior to the Effective Time, the Company receives an unsolicited written, bona fide Acquisition Proposal from a third party, the Board may, but only if, in the good faith judgment of the Board, based as to legal matters, on the advice of legal counsel, the Board determines that the failure to do so would be inconsistent with the discharge of its fiduciary duties to the Company's shareholders under applicable law, proceed with discussions regarding such Acquisition Proposal and (a) furnish information and access, in each case only in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements that do not prohibit or restrict disclosure of any matter to the Parent, and (b) participate in discussions and negotiate with such entity or group concerning any Acquisition Proposal. Notwithstanding the foregoing, the Company shall immediately advise the Parent and the Purchaser orally and in writing of the receipt of any Acquisition Proposal, the material terms and conditions thereof and the identity of the person making such proposal and shall immediately provide the Parent and the Purchaser with a copy of the same and any related materials. Without limiting the foregoing, it is understood that any violation of the preceding restrictions set forth in this Section 5.13 by any executive officer of the Company or any of the Subsidiaries, shall be deemed to be a breach of this Section 5.13 by the Company. The Company shall use its best efforts to ensure that the officers, directors and employees of the Company and the Subsidiaries and any investment banker or other advisor or representatives retained by the Company are aware of the restrictions set forth in the preceding sentences, and the Company hereby represents that the Board has adopted resolutions directing the officers, directors and employees of the Company and the Subsidiaries to comply with such restrictions. The Company promptly shall advise the Parent orally and in writing of any Acquisition Proposal and any inquiries or developments with respect thereto.

     5.14 Shareholder Litigation. In connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated by this Agreement, the Company shall keep the Parent and the Purchaser and any counsel which either the Parent or the Purchaser may retain at its own expense, informed of the status of such litigation.

     5.15 Financing Commitments. On or before June 9, 2000, the Parent and the Purchaser shall deliver executed copies of commitment letters from one or more financing sources committing, subject to the terms and conditions of such commitment letters, to provide financing in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement. The Parent and the Purchaser agree to keep the Company reasonably informed, from time-to-time, as to their progress in obtaining the Financing Commitments.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, to the extent not waived at or prior to the Closing:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the shareholders of the Company;

          (b) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated;

          (c) No order, statute, rule, regulation, execution order, stay, decree, judgment, or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger; and

          (d) The Company shall have received a signed written opinion from Ernst & Young LLP that the Merger is fair to the Company's shareholders from a financial point of view, and the Company shall have delivered a true and complete copy of such opinion to the Purchaser.

     6.02 Conditions to the Obligations of the Parent and the Purchaser to Effect the Merger. The obligation of the Purchaser and the Parent to effect the Merger shall be further subject to satisfaction of the following conditions, unless waived by the Parent:

          (a) the Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time, the representations and warranties of the Company set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of such earlier date) and the Parent and the Purchaser shall have received a certificate of an authorized officer of the Company to that effect;

          (b) there shall have been no material adverse change in the business, operations, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole;

          (c) the Parent and the Purchaser shall have obtained funding pursuant to and in accordance with the Financing Commitments;

          (d) the Company shall not have received notices of election to dissent pursuant to Section 623(a) of the BCL from shareholders who, in the aggregate, own 10% or more of the Shares;

          (e) the Parent and the Purchaser shall have received Phase I Environmental Reports for all of the Company's properties and facilities, each of such reports (which shall be dated no earlier than sixty (60) days prior to the Effective Time) shall be reasonably satisfactory to the Parent and the Purchaser and such reports shall not recommend further investigation or remediation of the property owned or leased by the Company which would cost in excess of $250,000; and

          (f) the Company shall have terminated its Rights Agreement, dated November 9, 1993, by and between the Company and American Stock Transfer and Trust Company.

     6.03 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the Parent and the Purchaser having performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by each of them at or prior to the Effective Time, and the representations and warranties of the Parent and the Purchaser contained in this Agreement shall be true when made and at and as of the Effective Time (except for representations and warranties made as of a specified date, which need only be true as of such date) as if made at and as of such time, and the Company shall have received a certificate of an authorized officer of the Parent and the Purchaser to that effect.

                                  ARTICLE VII
                                    CLOSING

     7.01 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Hodgson, Russ, Andrews, Woods & Goodyear LLP, Buffalo, New York, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date on which the last of the closing conditions set forth in Article VII is satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     7.02 Filings at the Closing. At the Closing, the Purchaser shall cause the New York Certificate of Merger to be filed and recorded with the Secretary of State of the State of New York in accordance with the provisions of Section 904 or 905 of the BCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

     8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time: (a) by mutual written consent of the Parent, the Purchaser and the Company; (b) by the Parent and the Purchaser or the Company if (i) any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger shall not have been consummated by October 2, 2000; (c) by the Company if prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made an Acquisition Proposal that the Board by a majority vote, determines in its good faith judgment and in the discharge of its fiduciary duties, is more favorable to the Company's shareholders than the Merger; (d) by the Parent and the Purchaser prior to the Effective Time, if (i) there shall have been a breach of any representation or warranty on the part of the Company such that the condition with respect to representations and warranties set forth in Section 6.02(a) shall not be satisfied, (ii) there shall have been a breach of any covenant or agreement on the part of the Company such that the condition with respect to covenants and agreements set forth in Section 6.02(a) shall not be satisfied, or (iii) the Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing and on or prior to such date an entity or group (other than the Parent or the Purchaser) shall have made and not withdrawn an Acquisition Proposal; or
(e) by the Company if (i) there shall have been a breach of any representation or warranty on the part of the Parent or the Purchaser such that the condition with respect to representations and warranties set forth in Section 6.03 shall not be satisfied or (ii) there shall have been a breach of any covenant or agreement on the part of the Parent or the Purchaser such that the condition with respect to covenants and agreements set forth in Section 6.03 shall not be satisfied.

     8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provision of this Section 8.02 and 8.03 hereof. Nothing contained in this
Section 8.02 shall relieve any party from liability for any breach of this Agreement.

     8.03 Fees and Expenses.

          (a) In the event the Company terminates this Agreement pursuant to
     Section 8.01(c) or the Parent or the Purchaser terminates this Agreement pursuant to Section 8.01(d) or the conditions set forth in either Section 6.01(a) or 6.02(d) are not satisfied, the Company shall reimburse the Parent, the Purchaser and their affiliates (not later than one business day after submission of statements therefor) for all out-of-pocket fees and expenses, incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, attorneys' fees, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants and filing fees and printing costs) (the "Expense Reimbursement Amount").

          (b) In addition, in the event the Company terminates this Agreement pursuant to Section 8.01(c) or in the event the Parent or the Purchaser terminates this Agreement pursuant to Section 8.01(d)(iii), the Parent and the Purchaser would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the Parent and the Purchaser for such damages, the Company shall pay to the Purchaser, immediately upon such termination, by wire transfer of immediately available funds to an account designated by the Purchaser, the amount of $2,500,000 as liquidated damages, as well as all amounts to which the Parent and the Purchaser would be entitled pursuant to Section 8.03(a). It is specifically agreed that the amount to be paid pursuant to this
     Section 8.03(b) represents liquidated damages and not a penalty.

          (c)(i) In the event the Company terminates this Agreement pursuant to
     (A) Section 8.01(b)(i) (to the extent such nonappealable order, decree, ruling or other final action restraining, enjoining or otherwise prohibiting the Merger results from the Parent and/or the Purchaser being a party to this Agreement or to the Merger and would not have resulted from any other person or persons being a party to this Agreement or to the Merger), (B) Section 8.01(b)(ii) (to the extent the failure to consummate the Merger results from the conditions to the Merger set forth in Sections 6.01(b), 6.02(c) or 6.03 not being satisfied or, in the case of Section 6.03, waived prior to October 2, 2000), or (C) Section 8.01(e)(i) or (ii) (collectively, the "Purchaser Related Terminations"), the Company would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate the Company for such damages, the Parent will pay or cause to be paid to the Company, immediately upon such termination, by wire transfer of immediately available funds to an account designated by the Company, the amount of $2,500,000 as liquidated damages. It is specifically agreed that the amount to be paid pursuant to this
     Section 8.01(c)(i) represents liquidated damages and not a penalty.

          (ii) In addition to the amounts payable by the Parent pursuant to
     Section 8.03(c)(i), in the event of a Purchaser Related Termination, the Parent shall reimburse the Company and its affiliates (not later than one business day after the submission of statements therefor) for all out-of-pocket fees and expenses, incurred by any of them or on their behalf in connection with the Merger and the consummation of all transactions contemplated by this Agreement and the Agreement and Plan of Merger among the Company, Miranda Holdings, Inc. and Miranda Acquisition Corp., dated April 26, 2000 (except for the liquidated damages amount contemplated by Section 8.03(b) thereof) (including, without limitation, attorneys' fees, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants and filing fees and printing costs).

          (d) Except as specifically provided in this Section 8.03 each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

                                   ARTICLE IX
                                 MISCELLANEOUS

     9.01 Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     9.02 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parent (for itself and the Purchaser) and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties except that after approval of the Merger by the shareholders, the Merger Consideration to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of such Shares in the Merger shall in no event be altered without the approval of such holders.

     9.03 Waiver of Compliance; Consents. At any time prior to the Effective Time, the parties hereto may extend the time for performance of any of the obligations or other acts or waive any inaccuracies in the representations and warranties contained herein or in the documents delivered pursuant hereto. Any failure of the Parent (for itself and the Purchaser), on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Parent (for itself and the Purchaser) or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.03.

     9.04 Counterparts. This Agreement may be executed in any number of counterparts (including execution of counterparts by facsimile) each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of laws rules.

     9.06 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) If to the Company, to:

            Acme Electric Corporation
            400 Quaker Road
            East Aurora, New York 14052
            Telephone: (716) 655-3800
            Telecopy: (716) 687-1594
            Attention: Robert McKenna

            with a copy to:

            Hodgson, Russ, Andrews, Woods & Goodyear LLP
            1800 One M&T Plaza
            Buffalo, New York 14203
            Telephone: (716) 848-1550
            Telecopy: (716) 849-0349
            Attention: John B. Drenning, Esq.

        (b) if to the Parent or the Purchaser, to:

            Key Components, LLC
            200 White Plains Road
            Tarrytown, New York 10591
            Attn: Alan L. Rivera, Vice President
            Telephone: (914) 332-8088
            Telecopy: (914) 332-1441

            with a copy to:

            RubinBaum LLP
            30 Rockefeller Plaza, 29th Floor
            New York, New York 10112
            Telephone: (212) 698-7864
            Telecopy: (212) 698-7825
            Attention: Michael J. Emont, Esq.

     9.07 Entire Agreement, Assignment, Etc. This Agreement, which hereby incorporates the Company Disclosure Letter, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, except for Section 5.12, is not intended to confer upon any other person any rights or remedies hereunder. This Agreement supersedes all prior agreements and understanding of the parties with respect to the subject matter hereof other than the Confidentiality Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto except that the Parent shall have the right to assign the rights of the Purchaser to any other (directly or indirectly) wholly-owned Subsidiaries of the Parent without the prior written consent of the Company.

     9.08 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     9.09 Headings. The Articles and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the parties and shall not effect in any way the meaning or interpretation of this Agreement.

     9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                                ACME ELECTRIC CORPORATION

                                          By: /s/  Robert T. Brady
                                          --------------------------------------
                                          Name: Robert T. Brady
                                          Title:  Chairman of the Special
                                                  Committee of the Board of
                                                  Directors

                                                   KEY COMPONENTS, LLC

                                          By: /s/ Alan L. Rivera
                                          --------------------------------------
                                          Name: Alan L. Rivera
                                          Title:  Vice President

                                                     KCI MERGER CORP.

                                          By: /s/ Alan L. Rivera
                                          --------------------------------------
                                          Name: Alan L. Rivera
                                          Title:  Vice President

                                                                      APPENDIX B

                     FAIRNESS OPINION OF ERNST & YOUNG LLP

June 21, 2000

Special Committee of the
Board of Directors of Acme Electric Corporation
400 Quaker Road
East Aurora, NY 14052

Members of the Special Committee of the Board of Directors:

     The Special Committee of the Board of Directors of Acme Electric Corporation (the 'Company') retained Ernst & Young LLP ('Ernst & Young') to advise it with respect to the fairness, from a financial point of view, to the Stockholders of the Company ('Stockholders') of the Consideration, as defined herein, to be received by them pursuant to the terms of the Agreement and Plan of Merger (the 'Agreement') among the Company, Key Components, LLC and KCI Merger Corp., together (the 'Purchaser').

     The Agreement provides, among other things, that all issued and outstanding shares of Acme Electric Corporation common stock (Nasdaq: ACEE), shall be exchanged for cash consideration in the amount of $9.00 per share upon surrender of the stock certificates. The agreement also provides for the vesting and exercising of outstanding options and the assumption of all debt. The terms and conditions of the proposed transaction ('Transaction') are set forth in more detail in the Agreement dated May 26, 2000. We have assumed, with your consent, that no other agreements or information referred to in the Agreement materially affects the value of the Consideration or the terms of the Transaction.

     In connection with rendering our opinion to the Company, we have, among other things:

           1. Reviewed the Agreement and the specific terms of the Transaction;

           2. Reviewed, among other public information, the Annual Report and Form 10-K of the Company for the fiscal years ended June 30, 1999, 1998 and 1997;

           3. Reviewed the Company's quarterly report on Form 10-Q for the fiscal quarters ended September 30, 1999, December 31, 1999 and April 1, 2000;

           4. Reviewed the Company's internal financial statements for the month ended April 29, 2000;

           5. Reviewed certain information, including financial forecasts and prospects of the Company furnished to us and prepared by the Company, relating to the business, earnings, cash flow, assets and liabilities of the Company;

           6. Conducted meetings and discussions with members of senior management of the Company concerning, among other things, the Company's businesses, assets, liabilities, prospects, financial forecasts, prior efforts to sell the Company or any of its divisions and environmental compliance;

           7. Compared the historical financial results and present financial condition of the Company with those of certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company;

           8. Reviewed the historical market prices and trading activity for the Company's common stock and compared such prices and trading activity with those of certain publicly traded companies which we deemed to be relevant;

           9. Compared the proposed financial terms of the Transaction with the financial terms of certain recent acquisitions and business combination transactions among manufacturers and distributors of electrical components specifically, and in other related industries generally, that we believe to be reasonably comparable to the Transaction or otherwise relevant to our inquiry;

          10. Reviewed the premiums paid by the purchaser in other business combinations relative to the closing price one day prior to the announcement, one week prior to the announcement and four weeks prior to the announcement;

          11. Have undertaken such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion; and

          12. We have not reviewed any environmental-related information regarding the Company including Phase I studies which we understand are in the process of being performed at the time of this writing.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the analyses and prospective financial information provided to us and we have assumed that such analyses and prospective financial information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the respective managements of the Company and the Purchaser. We express no opinion with respect to such analyses and prospective financial information or the assumptions on which they are based. In addition, we have not reviewed any of the books and records of the Company or the Purchaser or assumed any responsibility for conducting a physical inspection of their properties or facilities or for making or obtaining an independent valuation or appraisal of the assets or liabilities of either the Company or the Purchaser and no such independent valuation or appraisal was provided to us.

     We have assumed that obtaining all regulatory or other approvals and third party consents required for consummation of the Transaction has been, or will be, accomplished and will not have an adverse impact on either the Company or the Purchaser and we have assumed that the Transaction will be consummated without waiver or modification of, or with respect to, any of the material terms or conditions contained in the Agreement. We are also assuming the absence of any known contingent or quantifiable liabilities, including environmental liabilities. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of the Purchaser will actually trade at any time.

     Our opinion addresses only the fairness from a financial point of view to the Stockholders of the Consideration provided pursuant to the Agreement and we do not express any views on any other terms of the Transaction, the underlying business decision of the Company to effect the Transaction or any terms of any transactions other than the Transaction. We do not express any views on whether the Purchaser will obtain the necessary financing to complete the Transaction.

     It is understood that this letter is solely for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Transaction and may not be relied upon by any other person and may not be quoted, referred to or reproduced at any time and in any manner without our prior written consent. This opinion does not constitute a recommendation to any stockholder of the Company or any other person with respect to the Transaction or any vote with respect thereto and should not be relied upon by any such person for such purpose.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration provided pursuant to the Agreement is fair to the Stockholders, from a financial point of view.

                                          Sincerely,

                                          /s/ ERNST & YOUNG LLP

                                                                      APPENDIX C

                       NEW YORK APPRAISAL RIGHTS STATUTE

623 -- PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES.

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who there by is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

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

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2)'as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if an connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, and dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of ths section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

PROXY

                                   PROXY CARD

                           ACME ELECTRIC CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Robert J. McKenna and Michael A. Simon, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of common stock of Acme Electric Corporation which the undersigned is entitled to vote at the
Special Meeting of Shareholders to be held on           , 2000, at the offices
of Hodgson, Russ, Andrews, Woods & Goodyear, LLP, 20th Floor, One M&T Plaza, Buffalo, New York at 10:00 a.m. local time.

     The Board of Directors, acting through a special committee of independent directors, recommends a vote FOR the following proposal:

        TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER DATED AS OF MAY 26, 2000, BY AND BETWEEN ACME, KEY COMPONENTS, LLC AND KCI MERGER CORP. (THE "MERGER AGREEMENT") AND THE TRANSACTIONS CONTEMPLATED THEREBY.

          [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

            THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

     THE PROXIES SHALL VOTE SUCH SHARES AS SPECIFIED HEREIN. IF A CHOICE IS NOT SPECIFIED, THEY SHALL VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                          Date  , 2000

                                          --------------------------------------
                                                        Signature

                                          --------------------------------------
                                                        Signature

                                          Name(s) should be signed exactly as
                                          shown to the left hereof. Title should
                                          be added if signing as executor,
                                          administrator, trustee, etc.

 PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE